Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
dated as of June 30, 2010,
among
THE BOEING COMPANY,
VORTEX MERGER SUB, INC.
and
ARGON ST, INC.

-i-

TABLE OF CONTENTS
(continued)

-ii-

GLOSSARY

Term	Section
Acquisition Agreement	Section 5.2(b)
Adverse Recommendation Change	Section 5.2(b)
Adverse Recommendation Change Notice	Section 5.2(b)
Affiliate	Section 9.3(a)
Agreement	Preamble
Anti-Bribery Laws	Section 4.1(u)
Arrangements	Section 4.1(q)
Beneficial Ownership	Section 9.3(b)
Business Day	Section 9.3(c)
Certificate	Section 3.1(c)
Certificate of Merger	Section 2.3
Closing	Section 2.2
Closing Date	Section 2.2
Code	Section 1.1(d)
Commonly Controlled Entity	Section 4.1(m)(i)
Company	Preamble
Company Benefit Agreement	Section 4.1(m)(i)
Company Benefit Plan	Section 4.1(m)(i)
Company By-laws	Section 4.1(a)
Company Certificate	Section 2.5(a)
Company Common Stock	Recitals
Company Disclosure Schedule	Section 4.1
Company Personnel	Section 4.1(m)(i)
Company Recommendation	Section 4.1(d)(i)
Company Restricted Shares	Section 4.1(c)(ii)
Company RSUs	Section 4.1(c)(ii)
Company SARs	Section 4.1(c)(ii)
Company SEC Documents	Section 4.1(e)(i)
Company Stock Options	Section 4.1(c)(ii)
Company Stock Plans	Section 4.1(c)(ii)
Compensation Committee	Section 4.1(q)
Competition Law	Section 4.1(d)(iii)
Confidentiality Agreement	Section 1.2(c)
Continuing Employees	Section 6.11(a)
Contract	Section 4.1(d)(ii)
Covered Securityholders	Section 4.1(q)
DGCL	Recitals
Dissenting Shares	Section 3.3
Dissenting Stockholder	Section 3.3
DOJ	Section 6.3(a)
Effective Time	Section 2.3
Employment Compensation Arrangement	Section 4.1(q)
Environmental Claim	Section 4.1(k)(ii)
Environmental Law	Section 4.1(k)(ii)
Environmental Permit	Section 4.1(k)(ii)
ERISA	Section 4.1(m)(i)
Event	Section 9.3(e)
Exchange Act	Section 1.1(a)
Expiration Date	Section 1.1(a)
Filed Company SEC Documents	Section 4.1
FTC	Section 6.3(a)
GAAP	Section 4.1(e)(i)
Government Contract	Section 4.1(i)(B)

i

Term	Section
Governmental Entity	Section 4.1(d)(iii)
Hazardous Material	Section 4.1(k)(ii)
HSR Act	Section 4.1(d)(iii)
Independent Director	Section 6.9(b)
Information Statement	Section 4.1(d)(iii)
Initial Expiration Date	Section 1.1(a)
Intellectual Property	Section 4.1(p)(iii)
Judgment	Section 4.1(d)(ii)
Knowledge	Section 9.3(d)
Law	Section 4.1(d)(ii)
Legal Restraints	Section 7.1(b)
Liens	Section 4.1(b)
Material Adverse Effect	Section 9.3(e)
Material Contract	Section 4.1(i)(C)
Merger	Recitals
Merger Consideration	Section 3.1(c)
Merger Sub	Preamble
Minimum Tender Condition	Exhibit A
NASDAQ	Section 4.1(d)(iii)
Notice Period	Section 5.2(b)
Offer	Recitals
Offer Closing	Section 1.1(a)
Offer Closing Date	Section 1.1(a)
Offer Conditions	Section 1.1(a)
Offer Documents	Section 1.1(b)
Offer Price	Recitals
Parent	Preamble
Parent Approval	Section 4.2(b)(i)
Parent Benefit Plan	Section 6.11(b)
Paying Agent	Section 3.2(a)
Permits	Section 4.1(j)
Permitted Liens	Section 4.1(o)
Person	Section 9.3(f)
Proxy Statement	Section 4.1(d)(iii)
Purchase Plan	Section 4.1(c)(ii)
Release	Section 4.1(k)(ii)
Representatives	Section 5.2(a)
Retention and Non-Competition Agreements	Section 6.3(e)
Schedule 14D-9	Section 1.2(b)
SEC	Section 1.1(a)
Secretary of State	Section 2.3
Securities Act	Section 1.3(b)
Stockholder Approval	Section 4.1(d)(i)
Stockholders Meeting	Section 6.1(b)
SOX	Section 4.1(e)(i)
Subsidiary	Section 9.3(g)
Superior Proposal	Section 5.2(a)
Superior Proposal Notice	Section 5.2(b)
Surviving Corporation	Section 2.1
Tail Period	Section 6.5(c)
Takeover Proposal	Section 5.2(a)
Tax Returns	Section 4.1(n)(xv)
Taxes	Section 4.1(n)(xv)
Tender Agreements	Recitals
Termination Date	Section 8.1(b)(i)
Termination Fee	Section 6.6(b)

ii

Term	Section
Top-Up Option	Section 1.3(a)
Top-Up Shares	Section 1.3(a)

iii

AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger dated as of June 30, 2010 (this “Agreement”), by and among THE BOEING COMPANY, a Delaware corporation (“Parent”), VORTEX MERGER SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and ARGON ST, INC., a Delaware corporation (the “Company”).
     WHEREAS, Parent desires to acquire all of the outstanding shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) on the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, in furtherance of the acquisition of the outstanding shares of Company Common Stock by Parent on the terms and subject to the conditions set forth in this Agreement, Parent proposes to cause Merger Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all of the outstanding shares of Company Common Stock for consideration of a price per share of Company Common Stock of $34.50 (such amount, or any other amount per share paid pursuant to the Offer and this Agreement, the “Offer Price”), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, following consummation of the Offer, Merger Sub will be merged with and into the Company (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, with the Company surviving the Merger as a wholly-owned Subsidiary of Parent and, subject to certain limitations set forth herein, each share of Company Common Stock that is not tendered and accepted pursuant to the Offer will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price;
     WHEREAS, the Board of Directors of the Company has unanimously (i) determined that the Offer, the Merger, this Agreement and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable this Agreement, including the Offer and the Merger, and (iii) resolved to recommend that the stockholders of the Company tender their shares of Company Common Stock pursuant to the Offer and, to the extent required by applicable Law, approve the Merger and this Agreement;
     WHEREAS, the Board of Directors of each of Parent and Merger Sub has unanimously (i) determined that the Offer, the Merger, this Agreement and the other transactions contemplated hereby are fair to and in the best interests of Parent and Merger Sub and (ii) approved, adopted and declared advisable this Agreement, including the Offer and the Merger;
     WHEREAS, as a condition to and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, certain stockholders of the Company are entering into tender and voting agreements with Parent and Merger Sub (the “Tender Agreements”);
     WHEREAS, the Board of Directors of the Company has taken all actions necessary to render Section 203 of the Delaware General Corporation Law (the “DGCL”) inapplicable to Merger Sub, this Agreement, the Offer, the Merger, the Tender Agreements and the other transactions contemplated hereby; and
     WHEREAS Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I
THE OFFER
          Section 1.1 The Offer.
          (a) Subject to the terms of this Agreement, as promptly as practicable (but in no event later than five Business Days) after the date of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), the Offer. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject to the conditions set forth in Exhibit A (the “Offer Conditions”). The Offer shall expire at midnight, New York City time, on the 20th Business Day following the commencement of the Offer (determined pursuant to Rule 14d-1(g)(3) under the Exchange Act) (such time, the “Initial Expiration Date,” and such time, or such subsequent time to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”). Merger Sub expressly reserves the right, in its sole discretion, to waive, in whole or in part, any Offer Condition or modify the terms of the Offer; provided, however, that, without the prior written consent of the Company, Merger Sub shall not (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the Offer Price, (iii) change, modify or waive the Minimum Tender Condition, (iv) add to the conditions set forth in Exhibit A or modify or change any Offer Condition in a manner adverse in any material respect to any holders of Company Common Stock, (v) except as otherwise provided in this Section 1.1(a), extend or otherwise change the Expiration Date of the Offer, (vi) change the form of consideration payable in the Offer or (vii) otherwise amend, modify or supplement any of the terms of the Offer in a manner adverse in any material respect to any holders of Company Common Stock. Notwithstanding anything in this Agreement to the contrary, Merger Sub may, in its sole discretion, without consent of the Company, (A) without limiting Parent’s or Merger Sub’s obligations under the following sentence, extend the Offer on one or more occasions, in consecutive increments of up to five Business Days (or such longer period as the parties hereto may agree) each, if on any then-scheduled Expiration Date of the Offer any of the Offer Conditions shall not have been satisfied or, to the extent waivable by Parent or Merger Sub, waived, (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof applicable to the Offer and (C) extend the Offer so that the number of shares of Company Common Stock that will be purchased by Merger Sub in the Offer, when combined with the Top-Up Shares to be issued to Merger Sub upon exercise of the Top-Up Option, would result in Merger Sub owning one more share than 90% of the shares of Company Common Stock outstanding. Parent and Merger Sub agree that, to the extent requested in writing by the Company prior to any then-scheduled Expiration Date of the Offer, Merger Sub shall (and Parent shall cause Merger Sub to) (A) if any of the Offer Conditions set forth in clause (ii) of Exhibit A or in paragraph (a) or (b) of clause (iii) of Exhibit A shall not have been satisfied or, to the extent waivable by Parent or Merger Sub, waived, and provided that it is reasonably expected that such condition or conditions shall be satisfied prior to the Termination Date, extend the Offer on one or more occasions, in consecutive increments of up to five Business Days each (or such longer period as the parties hereto may agree), until such time as such Offer Conditions are satisfied (but not beyond the Termination Date) and (B) if any of the Minimum Tender Condition or the Offer Conditions set forth in paragraph (d) or (e) of clause (iii) of Exhibit A shall not have been satisfied or, to the extent waivable by Parent or Merger Sub, waived on such then-scheduled Expiration Date, but all the other Offer Conditions set forth in Exhibit A shall be satisfied on such then-scheduled Expiration Date, extend the Offer on one or more occasions, in consecutive increments of up to five Business Days (or such longer period as the parties hereto may agree) each, for an aggregate period of time of not more than 20 Business Days; provided, however, that Merger Sub shall not be required to extend the Offer beyond the Termination Date; and provided further, that Merger Sub shall not be required to extend the Offer for more than three Business Days after the Company delivers or is required to deliver to Parent a notice with respect to a Takeover Proposal that has been received by the Company, any of its controlled Affiliates or any of their respective Representatives in accordance with Section 5.2, except to the extent that prior to the expiration of the Offer (as it may be extended by such three Business Day period), the Takeover Proposal giving rise to such notice has been withdrawn or the Board of Directors of the Company has rejected the Takeover Proposal giving rise to such notice and, in each case, the Board of Directors of the Company has reconfirmed the

Company Recommendation and the withdrawal or rejection of such Takeover Proposal, and the reconfirmation of the Company Recommendation has been publicly announced by the Company. On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, accept and pay for (subject to any withholding of Tax pursuant to Section 1.1(d)) all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer that Merger Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the Expiration Date of the Offer. Acceptance for payment of shares of Company Common Stock pursuant to and subject to the conditions of the Offer is referred to in this Agreement as the “Offer Closing,” and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date.” Merger Sub expressly reserves the right, in its sole discretion, to extend the Offer for a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act following the Offer Closing, and the Offer Documents may, in Merger Sub’s sole discretion, provide for such a reservation of right. The Offer may not be terminated prior to its Expiration Date, unless this Agreement is validly terminated in accordance with Article VIII or Exhibit A. If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is terminated in accordance with Section 8.1, prior to the acceptance for payment of Company Common Stock tendered in the Offer, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered Company Common Stock to the registered holders thereof. Nothing contained in this Section 1.1(a) shall affect any termination rights in Article VIII, as to the Agreement, or in Exhibit A, as to the Offer.
          (b) On the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO filed under cover of Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”). The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company required by the Exchange Act to be set forth in the Offer Documents. Each of Parent, Merger Sub and the Company shall promptly correct any information supplied by it for inclusion or incorporation by reference in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable Federal securities Laws. Parent and Merger Sub shall promptly notify the Company upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Offer Documents, and shall provide the Company with copies of all correspondence between them and their Representatives, on the one hand, and the SEC, on the other hand, and shall use its reasonable best efforts to give the Company the opportunity to participate in any substantive telephonic communications with the staff of the SEC related thereto. Prior to the filing of the Offer Documents (including any amendment or supplement thereto) with the SEC or dissemination thereof to the stockholders of the Company, or responding to any comments of the SEC with respect to the Offer Documents, Parent and Merger Sub shall provide the Company a reasonable opportunity to review and comment on such Offer Documents or response (including the proposed final version thereof), and Parent and Merger Sub shall give reasonable consideration to any such comments.
          (c) Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to pay for any shares of Company Common Stock that Merger Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.
          (d) Merger Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer to any holder of shares of Company Common Stock such amounts as Merger Sub is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable Law. To the extent that amounts are so withheld and paid over by Merger Sub to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Merger Sub.

          Section 1.2 Company Actions.
          (a) The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement.
          (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, together with any supplements or amendments thereto, the “Schedule 14D-9”) containing the Company Recommendation and shall mail the Schedule 14D-9 to the stockholders of the Company. The Company shall also include in the Schedule 14D-9, and represents that it has obtained all necessary consents of Stone Key Partners LLC to permit the Company to include in the Schedule 14D-9, in its entirety, a copy of the opinion of Stone Key Partners LLC described in Section 4.1(t). Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub required by the Exchange Act to be set forth in the Schedule 14D-9. Each of the Company, Parent and Merger Sub shall promptly correct any information supplied by it for inclusion or incorporation by reference in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the stockholders of the Company, in each case as and to the extent required by applicable Federal securities Laws. The Company shall promptly notify Parent upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Schedule 14D-9, and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, and shall use its reasonable best efforts to give Parent the opportunity to participate in any substantive telephonic communications with the staff of the SEC related thereto. Prior to the filing of the Schedule 14D-9 (including any amendment or supplement thereto) with the SEC or mailing thereof to the stockholders of the Company, or responding to any comments of the SEC with respect to the Schedule 14D-9, the Company shall provide Parent a reasonable opportunity to review and comment on such Schedule 14D-9 or response (including the proposed final version thereof), and the Company shall give reasonable consideration to any such comments. The Company hereby consents to the inclusion in the Offer Documents of the Company Recommendation contained in the Schedule 14D-9.
          (c) In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Parent and Merger Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of the most recent practicable date and of those Persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company’s possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to holders of Company Common Stock. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the transactions contemplated by this Agreement, Parent and Merger Sub shall hold in confidence the information contained in any such labels, listings and files in accordance with the requirements of the Confidentiality Agreement dated March 5, 2010 between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall dispose of all copies of such information then in their possession or control in accordance with the terms of the Confidentiality Agreement.
          Section 1.3 Top-Up Option.
          (a) The Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”), exercisable only on the terms and conditions set forth in this Section 1.3, to purchase at a price per share equal to the Offer Price paid in the Offer up to that number of newly issued shares of Company Common Stock (the “Top-Up Shares”) equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent and its Subsidiaries at the time of exercise of the Top-Up Option, shall constitute one share more than 90% of the shares of

Company Common Stock outstanding immediately after the issuance of the Top-Up Shares on a “fully diluted basis” (which assumes conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof); provided, however, that (i) the Top-Up Option shall not be exercisable for a number of shares of Company Common Stock in excess of the shares of Company Common Stock authorized (whether unissued or held in the treasury of the Company) at the time of exercise of the Top-Up Option (giving effect to the shares of Company Common Stock issuable pursuant to all then-outstanding stock options, restricted stock units and any other rights to acquire Company Common Stock as if such shares were outstanding) and (ii) the exercise of the Top-Up Option and the issuance and delivery of the Top-Up Shares shall not be prohibited by any Law or Judgment. The Top-Up Option shall be exercisable at any one time following the Offer Closing and prior to the earlier to occur of (a) the Effective Time and (b) the termination of this Agreement in accordance with its terms. The obligation of the Company to issue and deliver the Top-Up Shares upon the exercise of the Top-Up Option is subject only to the condition that no Legal Restraint (other than any listing requirement of any national securities exchange) that has the effect of preventing the exercise of the Top-Up Option or the issuance and delivery of the Top-Up Shares in respect of such exercise shall be in effect. The parties hereto acknowledge and agree that, notwithstanding anything to the contrary herein, the failure to obtain approval of the Company’s stockholders of the issuance of Company Common Stock pursuant to the Top-Up Option as a result of applicable stock exchange listing requirements shall not cause any condition of the Offer not to be met. Upon Parent’s written request, the Company shall use its reasonable best efforts to cause its transfer agent to certify in writing to Parent the number of shares of Company Common Stock issued and outstanding as of immediately prior to the exercise of the Top-Up Option after giving effect to the issuance of the Top-Up Shares. Subject to the terms and conditions hereof, and for so long as this Agreement has not been terminated pursuant to the provisions hereof, the Company agrees that it shall maintain out of its existing authorized capital, free from preemptive rights, sufficient authorized but unissued shares of Company Common Stock issuable pursuant to this Agreement so that the Top-Up Option may be exercised, after giving effect to the shares of Company Common Stock issuable pursuant to all other then-outstanding stock options, restricted stock units and any other rights to acquire Company Common Stock as if such shares were outstanding.
          (b) The parties shall cooperate to ensure that the issuance and delivery of the Top-Up Shares comply with all applicable Laws, including compliance with an applicable exemption from registration of the Top-Up Shares under the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”). In the event Merger Sub wishes to exercise the Top-Up Option, Merger Sub shall give the Company prior written notice, specifying (i) the number of shares of Company Common Stock owned by Parent and its Subsidiaries at the time of such notice and (ii) a place and a time for the closing of such purchase. The Company shall, as soon as practicable following receipt of such notice, deliver written notice to Merger Sub specifying, based on the information provided by Merger Sub in its notice, the number of Top-Up Shares. At the closing of the purchase of Top-Up Shares, the purchase price owed by Merger Sub to the Company therefor shall be paid to the Company by issuance by Merger Sub to the Company of a non-negotiable and non-transferable promissory note, secured by the Top-Up Shares and bearing compounding interest at 5% per annum, with principal and interest due one year after the purchase of the Top-Up Shares, prepayable in whole or in part without premium or penalty.
          (c) Parent and Merger Sub acknowledge that the Top-Up Shares that Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an applicable exemption from registration under the Securities Act. Each of Parent and Merger Sub hereby represents and warrants to the Company that Merger Sub is, and will be, upon the purchase of the Top-Up Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the Top-Up Option and the Top-Up Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

ARTICLE II
THE MERGER
          Section 2.1 The Merger.
     Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).
          Section 2.2 Closing.
     The closing of the Merger (the “Closing”) will take place at the offices of DLA Piper LLP (US), 1775 Wiehle Avenue, Reston, Virginia 20190-5159, at 10:00 a.m., Eastern time, on a date to be specified by the parties, which shall be not later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII, other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
          Section 2.3 Effective Time of the Merger.
     Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, a certificate of merger (the “Certificate of Merger”) shall be duly prepared, executed and acknowledged by Parent and, to the extent applicable, the Company, in accordance with the relevant provisions of the DGCL and shall be filed by Parent with the Secretary of State of the State of Delaware (the “Secretary of State”). The Merger shall become effective on such date and at such time as the Certificate of Merger is duly filed with the Secretary of State or at such subsequent date and time, not to exceed 90 days after the date of filing the Certificate of Merger, as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”
          Section 2.4 Effects of the Merger.
     The Merger shall have the effects specified in the DGCL.
          Section 2.5 Certificate of Incorporation and By-laws.
          (a) The certificate of incorporation of the Company, as heretofore amended (the “Company Certificate”), shall be amended and restated in its entirety at the Effective Time to be identical to the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, except that all references therein to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.
          (b) The by-laws of Merger Sub as in effect immediately prior to the Effective Time shall become the by-laws of the Surviving Corporation at the Effective Time, except that all references to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.
          Section 2.6 Directors.
     The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          Section 2.7 Officers.
     The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
ARTICLE III
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
EXCHANGE OF CERTIFICATES
          Section 3.1 Effect on Capital Stock.
     At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent or Merger Sub, or the holder of any shares of capital stock or other securities of the Company or Merger Sub:
          (a) Capital Stock of Merger Sub. Each share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
          (b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are owned as treasury stock by the Company or any Subsidiary of the Company or owned by Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.
          (c) Conversion of Company Common Stock. Subject to Section 3.1(d), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares and any shares to be canceled in accordance with Section 3.1(b)) shall be converted into the right to receive from the Surviving Corporation, in cash and without interest, an amount equal to the Offer Price paid in the Offer (the “Merger Consideration”) upon surrender of such share of Company Common Stock pursuant to Section 3.2 and in compliance therewith. At the Effective Time, such shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate, or evidence of shares held in book-entry form, that immediately prior to the Effective Time represented any such shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with the terms of this Agreement.
          (d) Adjustment Events. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into, or exchanged for, a different number or class of shares by reason of any stock dividend, split, combination, subdivision or reclassification of shares, reorganization, recapitalization or other similar transaction, then the Offer Price and the Merger Consideration (as applicable) payable per share of Company Common Stock shall be adjusted to fairly reflect the effects of such transaction.
          Section 3.2 Exchange of Certificates.
          (a) Paying Agent. Prior to the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent and reasonably acceptable to the Company to act as agent for the payment of the Merger Consideration upon surrender of Certificates (the “Paying Agent”). At the Effective Time, Parent shall, or shall cause the Surviving Corporation to, deposit with the Paying Agent funds in amounts and at the times necessary for the payment of the Merger Consideration pursuant to Section 3.1(c) upon surrender of Certificates, it being understood that any and all interest or other amounts earned with respect to such funds shall be for the account of and turned over to Parent in accordance with Section 3.2(g).

          (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed (or, if such shares of Company Common Stock are held in uncertificated, book-entry form, receipt of an “agent’s message” by the Paying Agent (it being understood that any references herein to “Certificates” shall be deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock, provided that the holders of any book-entry shares shall not be required to surrender any Certificates in connection with the procedures set forth in this Article III)), and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of Merger Consideration that such holder has the right to receive pursuant to Section 3.1(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, payment of the Merger Consideration in exchange therefor may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if, upon presentation to the Paying Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Taxes have been paid or are not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.
          (c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of a Certificate in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares that were outstanding immediately prior to the Effective Time. If, after the close of business on the day on which the Effective Time occurs, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article III.
          (d) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash that would otherwise have been payable in respect of any Certificate that is delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered prior to the date which is nine months after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
          (e) Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact in form and substance reasonably satisfactory to Parent by the Person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay the Merger Consideration in respect of such lost, stolen, defaced or destroyed Certificate.
          (f) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any other Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.
          (g) Termination of Fund. At any time following the date which is six months after the Effective Time, Parent or the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest or other amounts earned with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter, subject to the time limitations in Section 3.2(d), such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon.
          Section 3.3 Appraisal Rights.
     Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by a stockholder who is entitled to demand, and who properly demands, appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (a “Dissenting Stockholder”) shall not be converted into the right to receive the Merger Consideration. For purposes of this Agreement, “Dissenting Shares” means any shares of Company Common Stock as to which a Dissenting Stockholder thereof has properly exercised appraisal rights pursuant to Section 262 of the DGCL. No Dissenting Stockholder shall be entitled to any Merger Consideration in respect of any Dissenting Shares unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to seek appraisal of its Dissenting Shares under the DGCL, and any Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to the Dissenting Shares owned by such Dissenting Stockholder and not any Merger Consideration. If any Person who otherwise would be deemed a Dissenting Stockholder shall have failed properly to perfect or shall have effectively withdrawn or lost the right to seek appraisal with respect to any Dissenting Shares, such Dissenting Shares shall thereupon be treated as though such Dissenting Shares had been converted into the Merger Consideration pursuant to this Agreement if conditions to payment are met. The Company shall give Parent (a) prompt notice of any written demands for appraisal, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal and (b) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          Section 4.1 Representations and Warranties of the Company.
     Except as set forth in the Company SEC Documents filed on or prior to the execution of this Agreement (the “Filed Company SEC Documents”) (other than any forward-looking disclosures contained in “Forward Looking Statements” and “Risk Factors” sections of the Filed Company SEC Documents and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward-looking in nature) and only to the extent reasonably apparent from the disclosure therein or in the disclosure schedule to this Agreement delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:
          (a) Organization, Standing and Corporate Power. The Company is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Delaware, each of its Subsidiaries is a corporation or limited liability company duly incorporated or formed, validly existing and in good standing (in the jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its incorporation or formation, as the case may be, and each of the Company and its Subsidiaries has all requisite power and authority and possesses all governmental licenses, franchises, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted, except where the failure to be in good standing, have such power or authority or possess such governmental licenses, permits, authorizations or approvals, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing (in jurisdictions that recognize the concept of good standing) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or to be in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent, prior to the execution of this Agreement, complete and accurate copies of the Company Certificate and the by-laws of the Company (the “Company By-laws”), and the comparable organizational documents of each of its Subsidiaries, in each case as amended to the date hereof.
          (b) Subsidiaries. Section 4.1(b) of the Company Disclosure Schedule lists each Subsidiary of the Company and, for each such Subsidiary, the jurisdiction of incorporation or formation. All issued and outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, liens, charges, encumbrances or security interests of any kind or nature whatsoever (other than liens, charges and encumbrances for current Taxes not yet due and payable) (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except for the capital stock of, or voting securities or equity interests in, its Subsidiaries or as set forth in Section 4.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock of, or other voting securities or equity interests in, any corporation, limited liability company, partnership, joint venture, association or other entity.
          (c) Capital Structure.
          (i) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock.
          (ii) At the close of business on May 18, 2010, (A) 21,980,231 shares of Company Common Stock were issued and outstanding, of which 75,321 shares were subject to vesting (the “Company Restricted Shares”), (B) 1,219,077 shares of Company Common Stock were held by the Company in its treasury, (C) 3,456,337 shares of Company Common Stock were reserved for issuance pursuant to the Company’s 2008 Equity Incentive Plan, 2002 Stock Incentive Plan and the Argon Engineering Associates, Inc. Stock Plan (such plans, together with the Company’s Employee Stock Purchase Plan (the “Purchase Plan”), the “Company Stock Plans”), of which 1,740,402 shares of Company Common Stock were subject to outstanding options (other than purchase rights under the Purchase Plan) to acquire shares of Company Common Stock from the Company (the “Company Stock Options”) and 407,983 shares of Company Common Stock were subject to outstanding restricted stock units with respect to Company Common Stock (the “Company RSUs”) and (D) 139,375 cash-settled stock appreciation rights linked to the value of the Company Common Stock (the “Company SARs”).
          (iii) Since the close of business on May 18, 2010 until the date of this Agreement, (A) there have been no issuances by the Company of shares of capital stock or other voting securities or equity interests of the Company, other than issuances of shares of Company Common Stock pursuant to the exercise of Company Stock Options and purchase rights under the Purchase Plan and the settlement of Company RSUs, in each case outstanding as of the close of business on May 18, 2010, and (B) there have been no issuances by the Company of securities convertible into, or exchangeable or exercisable for, or options, warrants or other rights to acquire, or shares of deferred stock, restricted stock units, stock-based performance units, stock appreciation rights or “phantom” stock awards with respect to, any such stock, interests or securities, or derivative securities or other rights that are linked to the value of Company Common Stock or the value of the Company or any part thereof, other than purchase rights under the Purchase Plan.
          (iv) All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Options, the Company RSUs or purchase rights under the Purchase Plan will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth above in this Section 4.1(c), as of the date hereof, (A) there are not issued, reserved for issuance or outstanding (1) any shares of capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries, (2) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries, (3) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any of its Subsidiaries or (4) any shares of deferred stock, restricted stock units, stock-based performance units, stock appreciation rights or “phantom” stock awards with respect to any capital stock of the Company or any of its Subsidiaries, or derivative securities or other rights that are linked to the value of the Company Common Stock or the value of the Company, any of its Subsidiaries or any part thereof and (B) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities (except pursuant to the forfeiture of Company Stock Options and Company RSUs or the acquisition by the Company of shares of Company Common Stock in settlement of the exercise price of a Company Stock Option or the Tax withholding obligations of holders of Company Stock Options and Company RSUs, in each case in accordance with their terms as in effect on the date of this Agreement).
          (d) Authority; Noncontravention.
          (i) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, if required by applicable Law, only to the affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock entitled to vote thereon (the “Stockholder Approval”), and to comply with the provisions of and perform its obligations under this Agreement. The execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and the compliance by the Company with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, if required by applicable Law, to obtaining the Stockholder Approval, or to comply with the provisions of and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other applicable Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity). The Board of Directors of the Company, at a meeting duly called and held and at which a quorum was present, duly adopted resolutions (i) approving and declaring the advisability of this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, (ii) declaring that it is in the best interests of the Company and the stockholders of the Company (other than Parent and its Subsidiaries) that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement and that the stockholders of the Company tender their shares of Company Common Stock pursuant to the

Offer, in each case on the terms and subject to the conditions set forth herein, (iii) declaring that the terms of the Offer and the Merger are fair to the Company and the Company’s stockholders (other than Parent and its Subsidiaries) and (iv) recommending that the Company’s stockholders accept the Offer, tender their shares of Company Common Stock pursuant to the Offer and, if required by applicable Law, adopt this Agreement (collectively, the “Company Recommendation”), which resolutions, except to the extent permitted by Section 5.2, have not been rescinded, modified or withdrawn in any way.
          (ii) The execution and delivery of this Agreement by the Company do not, and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, (x) the Company Certificate or the Company By-laws or the comparable organizational documents of any of its Subsidiaries, (y) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement, distribution agreement or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, franchise or license, whether oral or written, that is or by its terms purports to be legally binding (each, including all amendments thereto, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (z) any (A) Federal, state or local, domestic or foreign, statute, law, code, ordinance, rule or regulation of any Governmental Entity (each, a “Law”) or (B) Federal, state or local, domestic or foreign, judgment, injunction, order, writ or decree of any Governmental Entity or arbitrator (each, a “Judgment”), in each case applicable to the Company or any of its Subsidiaries or their respective properties or other assets, subject (i) in the case of the Merger, if required by applicable Law, to obtaining the Stockholder Approval and (ii) to the governmental filings and the other matters referred to in Section 4.1(d)(iii) below, other than, in the case of clauses (y) and (z), any such conflicts, violations, breaches, defaults, rights, losses or Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.
          (iii) No consent, approval, order or authorization of, action or non-action by or in respect of, or registration, declaration or filing with, any Federal, state or local, domestic or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement or the compliance by the Company with the provisions of this Agreement, except for (1) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (including the rules and regulations promulgated thereunder, the “HSR Act”); (2) compliance with any other applicable federal, state, or foreign statute, rule, regulation, order, decree, administrative and judicial doctrine or other Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, lessening of competition, or foreign investment (together with the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, and the Federal Trade Commission Act, as amended, each a “Competition Law” and, collectively, the “Competition Laws”), (3) the filing with the SEC of (A) the Schedule 14D-9, (B) if required by applicable Law, a proxy statement relating to the approval by the stockholders of the Company of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”), (C) an information statement required in connection with the Offer under Rule 14f-1 under the Exchange Act (as amended or supplemented from time to time, the “Information Statement”) and (D) such reports under the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, (4) the filing of the Certificate of Merger with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (5) any filings or stockholder approvals required under the rules and regulations of The NASDAQ Stock Market LLC (“NASDAQ”) and (6) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.
(e) Company SEC Documents.
          (i) The Company has filed or furnished, as applicable, all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed or furnished, as applicable, by the Company since and including September 30, 2007, under the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) (such documents, together with any documents and information incorporated therein by reference and together with any documents filed during such period by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”). The Company has not received any written notice from the SEC that any of the Company SEC Documents is the subject of any ongoing review by the SEC or outstanding SEC investigation, and as of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents. The Company has made available to Parent correct and complete copies of all material correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since September 30, 2007 and prior to the date hereof. The Company has not received any written advice or written notification from its independent certified public accountants that it has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the financial statements or in the books and records of the Company and its Subsidiaries, any properties, assets, liabilities, revenues or expenses in any material respect. Each of the financial statements (including the related notes) of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, has been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).
          (ii) Each of the principal executive officer of the Company and principal financial officer of the Company (or each former such officer) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications were true and accurate as of the date such certifications were made. The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required under Rules 13a-15(a) and 15d-15(a) under the Exchange Act, is in compliance in all material respects with such system and such system is designed to provide reasonable assurance (A) regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (B) that transactions of the Company are being made only in accordance with the authorization of management and directors of the Company, (C) that access to properties and assets of the Company and its Subsidiaries is permitted only in accordance with management’s authorization and (D) that the Company’s and its Subsidiaries’ control accounts (including their cash accounts) are reconciled with the Company’s and its Subsidiaries’ subsidiary ledgers at regular intervals and appropriate actions are taken with respect to any differences. The Company and its Subsidiaries maintain and keep in all material respects books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company. The

“disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of the Company comply with Rules 13a-15(a) and 15d-15(a) under the Exchange Act and are designed to ensure that all material information relating to the Company and its Subsidiaries is communicated to the Company’s management, including the chief executive officer and chief financial officer of the Company. Since September 30, 2007, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Board of Directors of the Company (i) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls and the Company has provided to Parent copies of any non-privileged written materials in its possession relating to each of the foregoing. The Company has made available to Parent all such disclosures made by management to the Company’s auditors and audit committee since September 30, 2007. Since the enactment of SOX, neither the Company nor any of its Subsidiaries has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries. There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.
          (iii) Except (A) as reflected or reserved against in the Company’s financial statements or notes thereto for the fiscal year ended September 30, 2009 included in the Company SEC Documents, (B) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of such financial statements and (C) for liabilities expressly contemplated by this Agreement, neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due, that would be required by GAAP to be reflected or reserved on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries.
          (f) Information Supplied. None of the information included or incorporated by reference in the Schedule 14D-9, the Information Statement or the Proxy Statement (and none of the information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents) will, in the case of the Schedule 14D-9, the Information Statement and the Offer Documents, at the respective times the Schedule 14D-9, the Information Statement and the Offer Documents are filed with the SEC or first published, sent or given to the Company’s stockholders or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Stockholders Meeting, contain any statement that, in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Schedule 14D-9, the Information Statement or the Proxy Statement based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.
          (g) Absence of Certain Changes or Events. Between September 30, 2009 and the date of this Agreement, (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, (ii) there has not been any change, development, event or condition arising in such period that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, and (iii) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of any of clauses (i) — (xxii) of Section 5.1(a).

          (h) Litigation. (A) There is no claim, suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties, (B) there is no Judgment outstanding against the Company or any of its Subsidiaries or any of their respective assets and (C) the Company has not received any written notification of, and to the Knowledge of the Company there is no, investigation by any Governmental Entity involving the Company or any of its Subsidiaries or any of their respective assets that, in the case of each of clauses (A), (B) and (C), individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
          (i) Contracts.
          (A) Except for Contracts that are filed as an exhibit to a Filed Company SEC Document, Section 4.1(i) of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 4.1(i)(A) under which the Company or any of its Subsidiaries has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement:
          (i) each Contract to which the Company or any of its Subsidiaries is a party that grants any right of first refusal or first offer to any Person or restricts the ability of the Company or any of its Subsidiaries to (A) compete with any Person in any area, (B) engage in any activity or business in connection with the Company’s business or (C) own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses;
          (ii) each joint venture, strategic alliance or partnership agreement or similar arrangement;
          (iii) each Contract with the top 15 customers of the Company and its Subsidiaries (listed by remaining contract value) and each Contract with the top 15 suppliers or subcontractors of the Company and its Subsidiaries (listed by cost);
          (iv) each Contract (other than a Government Contract) that involves future expenditures or receipts by the Company or any Subsidiary of the Company of more than $250,000 in any one year-period that cannot be terminated on less than 90 days notice without material payment or penalty;
          (v) each acquisition or divestiture Contract that contains representations, covenants, indemnities or other obligations (including “earn-out” or other contingent payment obligations) that, individually or in the aggregate, obligate the Company to make payments, or could reasonably be expected to result in payments, in excess of $300,000;
          (vi) each Contract or plan that will increase, or accelerate the vesting of, the benefits to any party by the occurrence of any of the transactions contemplated by this Agreement, or will calculate the value of any of the benefits to any party on the basis of any of the transactions contemplated by this Agreement;
          (vii) each lease or sublease of real property under which the Company or one of its Subsidiaries is a landlord, sublessor, tenant or subtenant involving annual rental payments in excess of $100,000;

          (viii) each Contract relating to indebtedness for borrowed money or any financial guaranty in excess of $300,000 individually or in the aggregate (other than surety or performance bonds or similar arrangements entered into in the ordinary course of business);
          (ix) each material license or Contract relating to the Company’s or any of its Subsidiaries’ Intellectual Property, other than licenses to the government pursuant to a Government Contract;
          (x) each Contract between the Company or any of its Subsidiaries, on the one hand, and any officer, director or Affiliate of the Company or any of its Subsidiaries, on the other hand, including any Contract pursuant to which the Company or any of its Subsidiaries has an obligation to indemnify such officer, director or Affiliate;
          (xi) any other Contract which would prohibit or materially delay the consummation of the Offer or the Merger or any other transaction contemplated by this Agreement; and
          (xii) except for the Contracts described above, each material Contract to which the Company or any of its Subsidiaries is a party not made in the ordinary course of business consistent with past practice.
          (B) With respect to each Contract, bid or proposal between the Company and any (i) Governmental Entity, including any facilities contract for the use of government-owned facilities or (ii) third party relating to a Contract between such third party and any Governmental Entity (each a “Government Contract”), to the Knowledge of the Company, (A) the Company has complied in all material respects with all terms and conditions of such Government Contract, including all clauses, provisions and requirements incorporated expressly by reference, or by operation of law therein; (B) the Company has complied in all material respects with all requirements of all applicable Laws, or agreements pertaining to such Government Contract; (C) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract were complete and correct as of their effective dates and the Company has complied with all such representations and certifications; (D) neither the United States government nor any prime contractor, subcontractor or other Person has notified the Company, in writing, that the Company has materially breached or materially violated any Laws, certification, representation, clause, provision or requirement pertaining to such Government Contract; (E) the Company has not received any written notice of termination for convenience, notice of termination for default, cure notice or show cause notice pertaining to such Government Contract; (F) other than in the ordinary course of business, no cost incurred by the Company pertaining to such Government Contract has been questioned or challenged, is, to the Company’s Knowledge, the subject of any audit or investigation or has been disallowed by any Governmental Authority; and (G) no payments due to the Company pertaining to such Government Contract have been withheld or set off, nor has any written claim been made to withhold or set off money, and the Company is entitled to all progress or other payments received with respect thereto, except for any such failure, noncompliance, inaccuracy, breach, violation, termination, withholding, cost, investigation, disallowance or payment that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
          (C) The Company has made available to Parent a complete and correct copy of each of the Contracts referred to in Section 4.1(i)(A) and Section 4.1(i)(B). Each Contract of the Company or any of its Subsidiaries that is required to be set forth on Section 4.1(i) of the Company Disclosure Schedule or required to be filed as an exhibit to the Filed Company SEC Documents (a “Material Contract”) is in full force and effect

(except for those Contracts that have expired or have been terminated in accordance with their terms) and is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the Knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the Knowledge of the Company, each other party thereto, in each case, in accordance with its terms, except for such failures to be in full force and effect or to be legal, valid, binding or enforceable that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries has performed or is performing all obligations required to be performed by it under the Material Contracts and is not (with or without notice or lapse of time, or both) in breach or default thereunder, and has not waived or failed to enforce any rights or benefits thereunder, and, to the Knowledge of the Company, no other party to any of the Material Contracts is (with or without notice or lapse of time, or both) in breach or default thereunder, and there has occurred no event giving to others (with or without notice or lapse of time, or both) any right of termination, amendment or cancellation of any Material Contract or any license thereunder, except for, in each case, any such failures to perform, breaches, defaults, waivers, failures to enforce or events that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.
          (j) Permits; Compliance with Laws. The Company and its Subsidiaries have (whether directly or pursuant to Contracts in which third parties have effectively granted to the Company or its Subsidiaries the rights of such third parties) in effect all certificates, permits, licenses, franchises, approvals, concessions, qualifications, registrations, certifications and similar authorizations from any Governmental Entity (collectively, “Permits”) that are necessary for the Company and its Subsidiaries to own, lease or operate their properties and assets, to conduct research and development, and to carry on their businesses as currently conducted, except where the failure to have such Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries is in compliance in all material respects with the terms of its Permits and all applicable Laws and Judgments. Neither the Company nor any of its Subsidiaries has received any written communication since September 30, 2009 from any Governmental Entity that alleges that the Company or any of its Subsidiaries is not in compliance in all material respects with, or is subject to any liability under, any material Permit, Law or Judgment or relating to the revocation or modification of any material Permit. Neither the Company nor any of its Subsidiaries has received any written notice that any investigation or review by any Governmental Entity is pending with respect to the Company or any of its Subsidiaries or any of the properties, assets or operations of the Company or any of its Subsidiaries or that any such investigation or review is contemplated. This Section 4.1(j) does not relate to environmental matters, labor relations matters, employee benefits matters or Tax matters to the extent such matters and their compliance with specific Laws, Judgments or Permits are the subjects of Section 4.1(k), 4.1(l), 4.1(m), or 4.1(n), respectively.
          (k) Environmental Matters.
          (i) (A) The assets, properties, businesses and operations of each of the Company and its Subsidiaries are, and for the past seven years have been, in compliance in all material respects with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received any written communication alleging that the Company or any of its Subsidiaries is in material violation of, or has any material liability under, any Environmental Law or Environmental Permit, (B) each of the Company and its Subsidiaries has obtained and is, and for the past seven years has been, operating in compliance in all material respects with all Environmental Permits, and all such Environmental Permits are currently in effect, and neither the Company nor any of its Subsidiaries has been notified in writing of any adverse change in the terms and conditions of such Environmental Permits and (C) there is no Environmental Claim pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective predecessors.

          (ii) The term “Environmental Claim” means any administrative, regulatory or judicial action, suit, proceeding, order, claim, directive, Lien, or written notice, demand or request or, to the Knowledge of the Company, investigation by or from any Governmental Entity or any other Person seeking information or alleging liability relating to or arising out of any Environmental Law or Environmental Permit, including a Release of, or human exposure to, any Hazardous Material. The term “Environmental Permit” means any permit, license, exemption, registration, emissions allocation or credit, order, franchise, authorization, consent or approval required under any applicable Environmental Law for the Company or its Subsidiaries to conduct its respective businesses. The term “Environmental Law” means any Law, Judgment or legally binding Contract relating to pollution, contamination or cleanup, or protection or restoration of the environment or natural resources, or human health as it relates to the environment. The term “Hazardous Material” means any (a) medical, biological or biohazardous material, including any infectious material, biological product, bodily fluid, stock, culture, diagnostic specimen or regulated animal or medical waste, (b) petroleum product, derivative or by-product, asbestos-containing material, radon, urea formaldehyde foam insulation, polychlorinated biphenyls, radioactive materials, toxic mold or fungi, or (c) other chemical, substance, material or waste that in relevant form, quantity or concentration is regulated under any Environmental Law. The term “Release” means any release, spill, emission, leaking, pumping, emitting, depositing, discharging, injecting, escaping, leaching, dispersing, dumping, pouring, disposing or migrating into, onto or through the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or within any building, structure, facility or fixture.
          (l) Labor Relations. There are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. None of the employees of the Company or any of its Subsidiaries are represented by any union with respect to their employment by the Company or any such Subsidiary. Since September 30, 2007, neither the Company nor any of its Subsidiaries has experienced any labor disputes, union organization attempts, strikes, work stoppages, slowdowns or lockouts. There is no unfair labor practice charge or complaint or other proceeding pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any similar Governmental Entity. The Company is, and has been, in compliance with all applicable Laws respecting employment, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classifications, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy and employment practices, except for those failures to be in compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.
     (m) Employee Benefits.
     (i) Section 4.1(m)(i)(1) of the Company Disclosure Schedule sets forth a complete and accurate list of each (A) “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (B) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), (C) post-retirement or employment health or medical plan, program, policy or arrangement, (D) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (E) severance, change in control, retention or termination plan, program, policy or arrangement or (F) other compensation or benefit plan, program, policy or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by the Company, any of its Subsidiaries or any other Person or entity that, together with the Company, is treated as a single employer under Section 414 of the Code (each, a “Commonly Controlled Entity”) for the benefit of any current or former director, officer or employee of the Company or any of its Subsidiaries (each, a “Company Personnel”) (each, and for purposes of this definition, without regard to materiality, a “Company Benefit Plan”). Section 4.1(m)(i)(2) of the Company Disclosure Schedule sets forth a complete and accurate list of each material employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, change in control, retention, termination or other contract between the Company or any of its Subsidiaries, on the one hand, and any Company Personnel, on the other hand (each, a “Company Benefit Agreement”). With respect to each Company Benefit Plan and Company Benefit Agreement, in existence in written form, the Company has made available to Parent complete and accurate copies of (A) such Company Benefit Plan or Company Benefit Agreement, including any amendment thereto, (B) each trust, insurance, annuity or other funding Contract related thereto, (C) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, to the extent applicable, (D) the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service with respect thereto, to the extent applicable and (E) the most recent determination letter (or opinion letter) issued by the Internal Revenue Service, to the extent applicable. There are no material, unwritten Company Benefit Plans or Company Benefit Agreements.
          (ii) Except for those matters that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect, (A) (x) each Company Benefit Plan and Company Benefit Agreement (and any related trust or other funding vehicle) has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other applicable Laws, (y) each of the Company and its Subsidiaries is in compliance with ERISA, the Code and all other Laws applicable to Company Benefit Plans and Company Benefit Agreements with respect to employee benefits matters and (z) none of the Company or any of its Subsidiaries has received written notice of, and, to the Knowledge of the Company, there are no investigations by any Governmental Entity with respect to, or termination proceedings or other claims, suits or proceedings (except routine claims for benefits payable in the ordinary course) against or involving, any Company Benefit Plan or Company Benefit Agreement, (B) none of the Company or any Commonly Controlled Entity has engaged in any transactions that are reasonably expected to result in the imposition of penalties pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a Tax pursuant to Section 4975(a) of the Code and (C) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter) from the Internal Revenue Service that such Company Benefit Plan is qualified and the plan and trust related thereto are exempt from Federal income Taxes under Section 401(a) and 501(a), respectively, of the Code, and no condition exists and no event has occurred that would reasonably be expected by the Company to result in the revocation of such letter (or if such Company Benefit Plan has not been determined to be so qualified, such Company Benefit Plan may still be amended within the remedial amendment period to make any amendments necessary to obtain a favorable determination or opinion as to the qualified status of such Company Benefit Plan).
          (iii) None of the Company, any of its Subsidiaries or any Commonly Controlled Entity has, within the past six years, sponsored, maintained, contributed to or been required to maintain or contribute to, or has any actual or contingent liability under, any Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan that is subject to the Laws of a foreign jurisdiction. No Company Benefit Plan or Company Benefit Agreement provides health, medical or other welfare benefits after retirement or other termination of employment (other than continuation coverage required under Section 4980B(f) of the Code, Sections 601 through 609 of ERISA or analogous state Laws) and no circumstances exist that would reasonably be expected by the Company to result in the Company or any of its Subsidiaries becoming obligated to provide any such benefit, other than applicable Law.
          (iv) Except as set forth in the Company Disclosure Schedule or as otherwise contemplated by this Agreement, none of the execution and delivery of this Agreement, the obtaining of the Stockholder Approval or the consummation of the Offer or the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (A) entitle any Company Personnel to any compensation or benefit, (B) accelerate the time of payment or vesting, or trigger any material payment or funding, of any compensation or benefit or trigger any other material obligation under any Company Benefit Plan or Company Benefit Agreement or (C) result in any material breach or violation of, or default under, or limit the Company’s right to amend, modify or terminate, any Company Benefit Plan or Company Benefit Agreement.
     (n) Taxes.
          (i) All material Tax Returns required to be filed by the Company and its Subsidiaries have been timely filed (taking into account applicable extensions), and all such Tax Returns were complete and accurate in all material respects. All material Taxes due and payable by the Company or its Subsidiaries have been paid on a timely basis (whether or not such Taxes were shown as due and payable on any Tax Returns) or have been adequately reserved against in accordance with GAAP on the Company’s most recent consolidated financial statements.
          (ii) The Company has made available to Parent or its representatives true and complete copies of (A) all Tax Returns of the Company and each of its Subsidiaries, including any such Tax Returns filed or included in any consolidated Tax Returns of the Company for the past three years and for any other Tax year with respect to which there is a pending audit, and (B) all material written communications relating to any material deficiency or claim proposed and/or asserted with respect to any Tax Return.
          (iii) Neither the Company nor any of its Subsidiaries is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns other than a group of which the Company is the common parent. Neither the Company nor any of its Subsidiaries has any actual or potential liability for any Taxes of any Person other than the Company or any of its Subsidiaries (A) under U.S. Treasury Regulations Section 1.1502-6 (or any other comparable or similar Law), (B) as a transferee or successor, (C) pursuant to any contractual obligation or (D) otherwise.
          (iv) The Company and its Subsidiaries have complied in all material respects with all rules and regulations relating to Tax information reporting and the payment and withholding of Taxes.
          (v) No audit or other proceeding with respect to any material amount of Taxes due from the Company or any of its Subsidiaries, or any Tax Return of the Company or any of its Subsidiaries, is pending, being conducted or, to the Knowledge of the Company, threatened by any Governmental Entity. Neither the Company nor any of its Subsidiaries has received written notice of any claim by any authority in a jurisdiction where neither the Company nor its Subsidiaries files any Tax Returns that either it is or may be subject to the imposition of any Tax by that jurisdiction. Each assessed deficiency resulting from any audit or other proceeding with respect to Taxes by any Governmental Entity has been timely paid and fully satisfied, and there is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any material amount of Taxes due and owing by the Company or any of its Subsidiaries.
          (vi) No extension of the statute of limitations on the assessment or collection of any Taxes has been granted by the Company or any of its Subsidiaries and is currently in effect, and neither the Company nor any Subsidiary has waived any statute of limitations in respect of any Taxes.
          (vii) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) adjustment pursuant to Section 481 of the Code by reason of a change of an accounting method for taxable periods ending on or before the Closing Date, (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (C) intercompany transaction or excess loss account described in U.S. Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law), (D) installment sale or open transaction disposition made on or prior to the Closing Date or (E) prepaid amount received on or prior to the Closing Date.
          (viii) Neither the Company nor any of its Subsidiaries has engaged in any “reportable transaction” as defined in Section 1.6011-4 of the U.S. Treasury Regulations or any transaction requiring similar disclosure under state, local or federal Law.
          (ix) No Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet due.
          (x) Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during a three-year period ending on the date hereof that was purported or intended to qualify for tax-free treatment pursuant to Section 355(a) of the Code.
          (xi) Neither the Company nor any Subsidiary is a party to or is bound by any Tax sharing, indemnification or allocation agreement.
          (xii) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
          (xiii) The Company satisfies the exception described in Section 1445(b)(6) of the Code.
          (xiv) Neither the Company nor any of its Subsidiaries are a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes.
          (xv) For purposes of this Agreement, (A) “Tax” and “Taxes” mean all taxes, charges, fees, levies or other similar assessments or liabilities in the nature of taxes, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States or any state, government, or any agency thereof, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (B) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a Governmental Entity (including any schedule or attachment thereto) in connection with Taxes.
          (o) Title to Properties. Neither the Company nor any of its Subsidiaries owns, nor has any of them ever owned, directly or indirectly, any real property. Each of the Company and its Subsidiaries has good and valid title to or valid leasehold or sublease interests or other comparable contract rights in or relating to all of its real properties and other tangible assets necessary for the conduct of its business as presently conducted, except as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that, individually or in the aggregate, have not materially interfered with, and would not reasonably be expected to materially interfere with, its ability to conduct its business as presently conducted. All such properties and such other tangible assets, other than properties and other tangible assets in which the Company or any of its Subsidiaries has a leasehold or sublease interest or other comparable contract right, are free and clear of all Liens, except for (i) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto, which do not materially impair the value of such properties or the use of such property by the Company or any of its Subsidiaries in the operation of its respective business, (ii) Liens for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been recorded, (iii) Liens for assessments and other governmental charges or landlords’, carriers’, warehousemen’s, mechanics’, repairmen’s, workers’ and similar Liens incurred in the ordinary course of business, consistent with past practice, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (iv) Liens incurred in the ordinary course of business, consistent with past practice, in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations and (v) Liens incurred in the ordinary course of business consistent with past practice that are not reasonably likely to adversely interfere in any material respect with the use of properties or assets encumbered thereby (collectively, “Permitted Liens”).
          (p) Intellectual Property.
          (i) To the Company’s Knowledge, the Company and its Subsidiaries own or have a valid and enforceable right to use all Intellectual Property that is material to their business or operations as presently conducted. The Intellectual Property that is owned by the Company or its Subsidiaries is not subject to any material Lien or material restriction or limitation regarding ownership, use, license or disclosure (other than any “rights in data” claims of the U.S. Government).
          (ii) To the Company’s Knowledge: (A) neither the Company nor any of its Subsidiaries is infringing, misappropriating or otherwise making unauthorized use in any material respect of any third party’s Intellectual Property, and no material claims regarding the foregoing are pending or threatened; and (B) no third party is infringing, misappropriating or otherwise making unauthorized use in any material respect of the Company’s or any of its Subsidiaries’ Intellectual Property.
          (iii) The term “Intellectual Property” as used in this Agreement means all of the following in any jurisdiction throughout the world: (A) patents, patent applications, patent disclosures and inventions; (B) trademarks, service marks, trade dress, trade names, corporate names and Internet domain names, together with all goodwill associated therewith; (C) copyrights; (D) registrations for and applications to register any of the foregoing; (E) computer software; and (F) trade secrets, confidential information and know-how.
          (q) Rule 14d-10 Matters. All amounts payable to holders of Company Common Stock and other securities of the Company (the “Covered Securityholders”) pursuant to the Company Benefit Plans and the Company Benefit Agreements (collectively, the “Arrangements”) (i) are being paid or granted as compensation for past services performed, future services to be performed or future services to be refrained from performing by the Covered Securityholders (and matters incidental thereto) and (ii) are not calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. The Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) (each member of which the Board of Directors of the Company determined is an “Independent Director” within the meaning of NASDAQ Rule 4200(a)(15) and is an “Independent Director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act) (A) at a meeting duly called and held at which all members of the Compensation Committee were present, duly and unanimously adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”) (1) each Company Stock Plan, (2) the treatment of the Company Stock Options, Company RSUs, Company SARs, Company Restricted Shares and rights to purchase shares of Company Common Stock under the Purchase Plan in accordance with the terms set forth in this Agreement, the applicable Company Stock Plan and any applicable Company Benefit Plans and Company Benefit Agreements, (3) the terms of Section 6.4 of this Agreement and (4) each other Company Benefit Plan and Company Benefit Agreement, which resolutions have not been rescinded, modified or withdrawn in any way, and (B) has taken all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements.

          (r) State Takeover Statutes. Assuming the accuracy of the representation and warranty contained in Section 4.2(f), no state takeover or similar statute or regulation is applicable to this Agreement, the Offer, the Merger, the Tender Agreements, the other transactions contemplated by this Agreement or compliance with the terms of this Agreement. The resolutions adopted by the Board of Directors of the Company referenced in Section 4.1(d)(i) of this Agreement are sufficient to render inapplicable to Merger Sub, this Agreement, the Offer, the Merger, the Tender Agreements and the other transactions contemplated by this Agreement the restrictions on business combinations set forth in Section 203 of the DGCL.
          (s) Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person (other than Stone Key Partners LLC), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement and the transactions contemplated hereby based upon arrangements made by or on behalf of the Company. The Company has provided to Parent a true and correct copy of its engagement letter with Stone Key Partners LLC.
          (t) Opinion of Financial Advisor. The Company has received the opinion of Stone Key Partners LLC in customary form to the effect that, as of the date thereof, and based upon and subject to customary qualifications and assumptions set forth therein, each of the Offer Consideration and the Merger Consideration to be paid to the holders (other than Parent and its Subsidiaries) of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders, a written copy of which opinion has been delivered to Parent.
          (u) Anti-Bribery Laws. The Company and its Subsidiaries are in compliance in all material respects with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such convention, all other international anti-bribery conventions and all applicable anti-corruption or bribery Laws in any jurisdiction in which the Company or any of its Subsidiaries has conducted its business (collectively, “Anti-Bribery Laws”). Neither the Company nor any of its Subsidiaries has received any written communication from any Governmental Entity that alleges that the Company or any of its Subsidiaries, or any agent, representative, sales person or consultant thereof, is or may be, in material violation of, or has, or may have, any material liability under, Anti-Bribery Laws, and no such potential violation of Anti-Bribery Laws has been discovered by or brought to the attention of the Company since September 30, 2005. The Company has no pending or anticipated disclosures to any Governmental Entity for potential violations of Anti-Bribery Laws. Except as set forth in Section 4.1(u) of the Company Disclosure Schedule, none of the Company, any of its Subsidiaries or, to the Company’s Knowledge, any of their respective current or former officers, directors, employees, representatives, agents, consultants, independent contractors, subcontractors or leased employees is currently a Governmental Entity or an officer, agent or employee of a Governmental Entity. None of the Company, any of its Subsidiaries or, to the Company’s Knowledge, any of their respective current or former officers, directors, employees, representatives, agents, consultants, independent contractors, subcontractors, leased employees, volunteers or temporary workers has, directly or indirectly, offered, given, reimbursed, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of one hundred dollars ($100.00) in the aggregate to any one individual in any year) or any commission payment payable to (i) any Person who is an official, officer, agent, employee or representative of any Governmental Entity or of any existing or prospective customer (whether or not owned by a Governmental Entity), (ii) any political party or official thereof, (iii) any candidate for political or political party office or (iv) any other Person affiliated with any such customer, political party or official or political office, in each case while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, reimbursed, paid or promised, directly or indirectly, for purposes not allowable under the Anti-Bribery Laws, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or other Person affiliated with any such customer, political party or official or political office.

          (v) Representatives. Except as set forth in Section 4.1(v) of the Company Disclosure Schedule, the Company has no commitment, understanding, agreement or Contract with any third-party agent, representative or consultant to conduct activity for or on behalf of the Company outside the United States.
          Section 4.2 Representations and Warranties of Parent and Merger Sub.
          Parent and Merger Sub represent and warrant to the Company as follows:
     (a) Organization. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted.
     (b) Authority; Noncontravention.
               (i) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger if required by applicable Law, to the affirmative vote of Parent as the sole stockholder of Merger Sub in favor of approving this Agreement, or if not so required, to the taking by Parent of such action as is necessary to cause the Merger to become effective in accordance with the DGCL (collectively, the “Parent Approval”), and to comply with the provisions of this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated by this Agreement and the compliance by Parent and Merger Sub with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to obtaining the Parent Approval, or to comply with the provisions of this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes legal, valid and binding obligations of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms.
               (ii) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated by this Agreement and compliance by Parent and Merger Sub with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent or Merger Sub under (x) the Certificate of Incorporation or By-laws of Parent or the Certificate of Incorporation or By-laws of Merger Sub, (y) any Contract to which Parent or Merger Sub is a party or any of their respective properties or other assets is subject or (z) subject to the governmental filings and other matters referred to in Section 4.2(b)(iii) below, any Law or Judgment, in each case applicable to Parent or Merger Sub or their respective properties or other assets, other than, in the case of clauses (x), (y) and (z), any such conflicts, violations, breaches, defaults, rights, losses or Liens that would not reasonably be expected to prevent, materially impede or materially delay the consummation by Parent of the Offer, the Merger or the other transactions contemplated by this Agreement.
               (iii) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Offer, the Merger or the other transactions contemplated by this Agreement or the compliance by Parent and Merger Sub with the provisions of this Agreement, except for (1) compliance with the HSR Act, (2) compliance with other applicable Competition Laws (2) the filing with the SEC of the Offer Documents, (3) the filing of the Certificate of Merger with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business and (4) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings, the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to prevent, materially impede or materially delay the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement.
          (c) Information Supplied. None of the information included or incorporated by reference in the Offer Documents (and none of the information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Schedule 14D-9, the Information Statement or the Proxy Statement) will, (A) in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company’s stockholders or (B) in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Stockholders Meeting, contain any statement that, in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Offer Documents based on information supplied by the Company specifically for inclusion or incorporation by reference therein. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act.
          (d) Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Offer, the Merger and the other transactions contemplated by this Agreement and has engaged in no business other than in connection with the Offer, the Merger and the other transactions contemplated by this Agreement.
          (e) Sufficiency of Funds. Parent has sufficient funds, or access to sufficient funds, to consummate the Offer and the Merger on the terms contemplated by this Agreement, and, at the Offer Closing and the Effective Time, Parent will have available all of the funds necessary for (i) the acquisition of all shares of Company Common Stock pursuant to the Offer and to pay the Merger Consideration, and (ii) the payment to the Company of funds sufficient to pay holders of Company Stock Options, Company SARs, Company RSUs and Company Restricted Shares in accordance with the provisions of Section 6.4.
          (f) Company Stock. Neither Parent nor Merger Sub has Beneficial Ownership of any Company Common Stock or other securities of the Company or any of its Subsidiaries. Neither Parent nor Merger Sub is, or at any time has been, an “interested stockholder” of the Company or an “affiliate” or “associate” of an “interested stockholder,” as those terms are defined in Section 203 of the DGCL (other than as contemplated by this Agreement).
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
          Section 5.1 Conduct of Business.
          (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except with the prior written consent of Parent or as specifically contemplated by this Agreement or as set forth in Section 5.1(a) of the Company Disclosure Schedule, the Company shall, and shall cause each of its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and comply with all applicable Laws (including the Federal Acquisition Regulation) and accounting standards (including GAAP and Cost Accounting Standards) and use its reasonable best efforts to keep available the services of their present officers and other employees and to preserve their assets and their relationships with licensors, licensees, partners, customers, suppliers, distributors and others having business dealings with them and maintain their franchises, rights and Permits. Further, during the period from the date of this Agreement to the Effective Time, except (1) with the prior written consent of Parent, (2) as may be required by applicable Law (including the rules of NASDAQ, excluding any stockholder voting requirements contained therein), (3) as specifically contemplated by this Agreement or (4) as set forth in Section 5.1(a) of the Company Disclosure Schedule the Company shall not, and shall not permit any of its Subsidiaries to:
          (i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, property, stock or other securities) in respect of, any of its capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly-owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity or voting interests, or (C) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities (except pursuant to the forfeiture of Company Stock Options and Company RSUs or Company Restricted Shares or the acquisition by the Company of shares of Company Common Stock in settlement of the exercise price of a Company Stock Option or the Tax withholding obligations of holders of Company Stock Options, Company RSUs, Company SARs or Company Restricted Shares);
          (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire, any such stock, interests or securities or any stock appreciation rights, restricted stock units, stock-based performance units, “phantom” stock awards or other rights that are linked to the value of Company Common Stock or the value of the Company or any part thereof; provided, however, that the Company may issue up to 2,126,200 shares of Company Common Stock pursuant to the exercise of Company Stock Options and rights under the Purchase Plan or the settlement of Company RSUs, in each case outstanding on the date of this Agreement;
          (iii) amend the Company Certificate or the Company By-laws or other comparable charter or organizational documents of any of the Company’s Subsidiaries;
          (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any Person or business or division thereof;
          (v) sell, lease, license, sell and lease back, mortgage or otherwise subject to any Lien or otherwise dispose of or abandon any of its properties or assets (including any shares of capital stock, equity or voting interests or other rights, instruments or securities), except in the ordinary course of business consistent with past practice and for Permitted Liens;
          (vi) (A) repurchase, prepay or incur any indebtedness for borrowed money, including by way of a guarantee or an issuance or sale of debt securities, other than short-term borrowings incurred in the ordinary course of business consistent with past practice to finance the Company’s and its Subsidiaries’ working capital needs, or issue and sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly-owned Subsidiary of the Company, and except for advances to employees in respect of travel or other related ordinary expenses in the ordinary course of business consistent with past practice;

          (vii) incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith, other than in the ordinary course of business;
          (viii) (A) pay, discharge, settle or satisfy any claims (including any claims of stockholders and any stockholder litigation relating to this Agreement or any transaction contemplated by this Agreement or otherwise) for an amount in excess of $250,000, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice, or as required by their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reserved against in the Company’s most recent financial statements (including the notes thereto) included in the Filed Company SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, other than the fees and expenses of Stone Key Partners LLC, and other transaction costs related to this Agreement and the transactions contemplated hereunder, (B) waive, relinquish, release, grant, transfer or assign any right of material value or (C) disclose any confidential or proprietary information of the Company or any of its Subsidiaries other than pursuant to a confidentiality agreement restricting the right of the recipient thereof to use and disclose such confidential or proprietary information;
          (ix) enter into any Material Contract, modify or amend in any material respect any Material Contract, waive, release, assign or fail to exercise or pursue any rights or claims under any Material Contract or accelerate, terminate or cancel any Material Contract other than in the ordinary course of business;
          (x) except as required to ensure that any Company Benefit Plan or Company Benefit Agreement in effect on the date of this Agreement (or the administration thereof) is not out of compliance with applicable Law or as required to comply with any Company Benefit Plan or Company Benefit Agreement in effect on the date of this Agreement or as specifically required pursuant to this Agreement (and, in each case, in compliance with Section 6.11), (A) adopt, enter into, establish, terminate, amend or modify any Company Benefit Plan or Company Benefit Agreement, (B) increase in any manner the compensation or benefits of, or pay any bonus to, or grant any loan to, any Company Personnel, other than in the ordinary course of business, (C) pay or provide to any Company Personnel any compensation or benefit, other than the payment of base cash compensation in the ordinary course of business consistent with past practice, (D) grant or amend any awards under any Company Benefit Plan (including the grant or amendment of any equity or equity-based or related compensation) or remove or modify existing restrictions in any Company Benefit Plan or Company Benefit Agreement or awards made thereunder, (E) grant or pay any severance, separation, change in control, retention, incentive compensation, termination or similar compensation or benefits to, or increase in any manner the severance, separation, change in control, retention, incentive compensation, termination or similar compensation or benefits of, any Company Personnel, (F) enter into any trust, annuity or insurance Contract or similar agreement with respect to, or take any action to fund or in any other way secure the payment of compensation or benefits under, any Company Benefit Plan or Company Benefit Agreement, or (G) make any determination under any Company Benefit Plan or Company Benefit Agreement that is inconsistent in any material respect with the ordinary course of business and past practice;
          (xi) form any Subsidiary of the Company;
          (xii) enter into any Contract containing any restriction on the ability of the Company or any of its Subsidiaries to assign all or any portion of its rights, interests or obligations thereunder, unless such restriction expressly excludes any assignment to Parent and any of its Subsidiaries in connection with or following the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement;
          (xiii) adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of the Company or any of its Subsidiaries;

          (xiv) write down any of its material assets;
          (xv) enter into, approve or recommend (or propose publicly to approve or recommend), or permit any of the Company’s Affiliates to enter into, any agreement requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere or be inconsistent with, the Offer, the Merger or any of the other transactions contemplated by this Agreement or requiring, or reasonably expected to cause, the Company to fail to comply with this Agreement;
          (xvi) terminate, waive, amend or modify any provision of, or grant permission under, any standstill, confidentiality agreement or similar Contract to which the Company or any Subsidiary is a party and that relates to any potential Takeover Proposal, or fail to enforce the provisions of any such Contract;
          (xvii) fail to keep in force any material insurance policy or replacement or revised provisions providing insurance coverage with respect to the assets, operations and activities of the Company and its Subsidiaries as are currently in effect;
          (xviii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity;
          (xix) enter into any new line of business outside its existing business segments;
          (xx) convene any annual or special meeting (or any adjournment thereof) of the stockholders of the Company other than the Stockholders Meeting (if such a meeting is required by this Agreement and applicable Law);
          (xxi) take any action intended to result in any of the conditions of the Offer set forth on Exhibit A or to the Merger set forth in Article VII not being satisfied or intended to prevent, delay or impair the ability of the Company to consummate the Merger; or
          (xxii) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.
          (b) Certain Tax and Accounting Matters. During the period from the date of this Agreement to the Effective Time:
          (i) Except as required by applicable Tax Law or with Parent’s prior written consent, neither the Company nor any of its Subsidiaries will (A) make or change any material Tax election, (B) file any material amended Tax Return, (C) agree to any material adjustment of any Tax attribute, (D) change (or make a request to any Governmental Entity to change) any of its methods of reporting income or deductions for Federal income Tax purposes, (E) file any claim for a material refund of Taxes, (F) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment that could adversely affect Parent’s Tax liability, (G) make any change in any financial or Tax accounting principle, method or practice, other than as required by GAAP, the SEC, the Public Company Accounting Oversight Board, applicable Law or as recommended by the Company’s independent auditor or (H) settle or compromise any suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any material amount of Tax or enter into any material closing agreement that could adversely affect Parent’s Tax liability.
          (ii) The Company and each of its Subsidiaries will retain all books, documents and records reasonably necessary for the preparation of Tax Returns.

          Section 5.2 No Solicitation.
          (a) The Company shall not, nor shall it permit any of its controlled Affiliates to, nor shall it authorize or permit any of its or its controlled Affiliates’ directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate, propose or encourage, or take any other action to knowingly facilitate, any Takeover Proposal or any inquiries or offers or the making of any proposal or any other efforts or attempt that could reasonably be expected to lead to a Takeover Proposal or (ii) enter into, continue or otherwise participate in any communications or negotiations regarding, or furnish to any Person any information with respect to, or otherwise knowingly cooperate in any way with any Person with respect to, any Takeover Proposal or any inquiries or offers or the making of any proposal or any other efforts or attempt that could reasonably be expected to lead to a Takeover Proposal. The Company shall, and shall cause its Subsidiaries and direct its Representatives to, immediately cease and cause to be terminated all existing communications and negotiations with any Person conducted heretofore with respect to any Takeover Proposal and shall request the prompt return or destruction of all confidential information previously furnished in connection therewith. Notwithstanding anything in this Agreement to the contrary, if, at any time prior to the Offer Closing, the Company, in response to a bona fide written Takeover Proposal received after the date hereof that the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and financial advisor) (x) constitutes or is reasonably likely to lead to a Superior Proposal and (y) that failure to so respond to such Takeover Proposal would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, and which Takeover Proposal was not solicited after the date hereof and did not otherwise result from a breach of this Section 5.2, may, and may permit and authorize its Affiliates and its and its Affiliates’ Representatives to, in each case subject to compliance with Section 5.2(c) and the other provisions of this Agreement, (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its Representatives) pursuant to a confidentiality agreement with standstill provisions identical in all substantive respects to, and which otherwise contains terms that are no less favorable to the Company than, those contained in the Confidentiality Agreement and (B) participate in discussions or negotiations with the Person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal; provided, that the Company shall concurrently provide or make available to Parent any information concerning the Company or its Subsidiaries provided to such third party which was not previously provided to Parent. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.2(a) by any controlled Affiliate of the Company or any of the Company’s or its controlled Affiliates’ Representatives shall be deemed to be a breach by the Company of this Section 5.2(a).
For purposes of this Agreement, the term “Takeover Proposal” means any proposal, inquiry or offer (whether or not in writing) from any Person (other than Parent or Merger Sub or any of their Affiliates) with respect to, in a single transaction or series of transactions, any (i) merger, consolidation, share exchange, other business combination or similar transaction involving the Company, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Subsidiary of the Company or otherwise), of any business or asset or assets of the Company or any of its Subsidiaries representing 15% or more of the consolidated net income, revenues or assets (whether determined by reference to book value or fair market value) of the Company and its Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) or any interest in such securities representing 15% or more of the outstanding shares of Company Common Stock or of the voting power of the Company’s capital stock, (iv) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, Beneficial Ownership, or the right to acquire Beneficial Ownership, or formation of any group which beneficially owns or has the right to acquire Beneficial Ownership of, 15% or more of the outstanding shares of Company Common Stock or of the voting power of the Company’s capital stock or (v) combination of the foregoing.

For purposes of this Agreement, the term “Superior Proposal” means any binding bona fide written offer, which was not solicited after the date hereof and did not result from a breach of Section 5.2(a), made by any Person (other than Parent or Merger Sub or any of their Affiliates) that, if consummated, would result in such Person (or in the case of a direct merger between such Person and the Company, the stockholders of such Person) acquiring, directly or indirectly, more than 50% of the outstanding shares of Company Common Stock or of the voting power of the Company’s capital stock or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, and which offer the Board of Directors of the Company reasonably determines in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) (i) provides a higher value from a financial point of view to all of the stockholders of the Company than the consideration payable in the Offer and the Merger (taking into account all of the terms and conditions of such proposal and this Agreement (including any changes to the terms of the Offer or this Agreement proposed by Parent in response to such Superior Proposal or otherwise)) and (ii) is reasonably likely to be completed in a timely fashion, taking into account the conditionality and likelihood of consummation and all financial, legal, regulatory and other aspects of such proposal.
          (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withhold, withdraw (or not continue to make), change, qualify or modify in a manner adverse to Parent or Merger Sub, or propose publicly to withhold, withdraw (or not continue to make), change, qualify or modify in a manner adverse to Parent or Merger Sub, the Company Recommendation or any approval or recommendation by any such committee regarding this Agreement, the Offer and the Merger, or approve or recommend, or propose publicly to approve or recommend any Takeover Proposal, or resolve or agree to take any such action, (ii) fail to publicly recommend against any Takeover Proposal or fail to publicly reaffirm the Company Recommendation or any approval or recommendation by any such committee regarding this Agreement, the Offer and the Merger within two (2) Business Days after Parent so requests, (iii) fail to include the Company Recommendation in the Offer Documents, (iv) approve or recommend, or propose publicly to approve, recommend or permit the Company or any of its Affiliates to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal (other than a confidentiality agreement in accordance with Section 5.2(a)), or (v) take any other action or make any other public statement that is inconsistent with the Company Recommendation (any such action or resolution or agreement to take such action in clauses (i) — (v) above being referred to herein as an “Adverse Recommendation Change”). Notwithstanding the foregoing and anything in this Agreement to the contrary, at any time prior to the Offer Closing, the Board of Directors of the Company may, in response to a Superior Proposal, and after determining in good faith (after consultation with its outside legal counsel and financial advisor) that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, (x) effect an Adverse Recommendation Change or (y) cause the Company to terminate this Agreement, provided, concurrently with any such termination, the Company pays to Parent the fee required by Section 6.6(b)(ii)(B) and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect unless in advance of or concurrently with such termination, the Company pays to Parent the fee required by Section 6.6(b)(ii)(B); provided, however, that (1) the Board of Directors of the Company may not effect such an Adverse Recommendation Change and (2) no termination of this Agreement pursuant to this Section 5.2(b) may be made, in each case unless the Company has complied with all its obligations pursuant to this Section 5.2. No Adverse Recommendation Change or termination of this Agreement pursuant to this Section 5.2(b) may be made unless (A) the Board of Directors shall have first provided prior written notice to Parent that it is prepared to (I) effect an Adverse Recommendation Change (an “Adverse Recommendation Change Notice”) or (II) terminate this Agreement pursuant to this Section 5.2(b) in response to a Superior Proposal (a “Superior Proposal Notice”), which notice shall contain a description of the material terms and conditions of such Superior Proposal, together with any information required to be delivered to Parent concurrently therewith pursuant to Section 5.2(a) and (B) Parent does not make, within three Business Days after the receipt of such notice (the “Notice Period”), a proposal that would, in the reasonable good faith judgment of the Board of Directors of the Company (after consultation with its outside legal counsel and financial advisor), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal. If Parent has in good faith proposed to the Company revisions to the terms of the transactions contemplated by this Agreement during the Notice Period prior to the Company effecting an Adverse Recommendation Change or terminating this Agreement pursuant to this Section 5.2(b), the Company agrees that the Company and its Representatives shall, during the Notice Period and if requested by Parent in writing, negotiate in good faith with Parent and its Representatives (so long as Parent and its Representatives are negotiating in good faith) regarding any such revisions to the terms of the transactions contemplated by this Agreement proposed by Parent. Any material changes to the financial terms or any material change to other material terms of such Superior Proposal occurring prior to the Company’s effecting an Adverse Recommendation Change or terminating this Agreement pursuant to this Section 5.2(b) shall require the Company to provide to Parent a new Adverse Recommendation Change Notice or Superior Proposal Notice and a new Notice Period and to comply with the requirements of this Section 5.2(b) with respect to each such new written notice. In determining whether to effect an Adverse Recommendation Change or whether to terminate this Agreement pursuant to this Section 5.2(b), the Board of Directors of the Company shall take into account any such changes to Parent’s proposal that would, in the reasonable good faith judgment of the Board of Directors of the Company (after consultation with its outside legal counsel and financial advisor), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal.
          (c) In addition to the other obligations of the Company set forth in this Section 5.2, the Company shall, as promptly as possible and in any event within 24 hours after the receipt thereof, advise Parent orally and in writing of (i) any Takeover Proposal or any request for information or inquiry that expressly contemplates or could reasonably be expected to lead to a Takeover Proposal and (ii) the material terms and conditions of such Takeover Proposal, request or inquiry (including the identity of the bidder and any change to the financial terms, conditions or other material terms thereof). The Company shall (i) keep Parent reasonably informed of the status (including any change to the financial terms, conditions, or other material terms) of any such Takeover Proposal, request or inquiry on a reasonably current basis (and in any event at Parent’s request and otherwise no later than 24 hours after the occurrence of any material change, development, discussions or negotiations) and (ii) provide to Parent, as soon as practicable and in any event within 24 hours after receipt or delivery thereof, copies of all draft agreements (and any other written material to the extent such material contains any financial terms, conditions or other material terms relating to any Takeover Proposal or, where no such written materials are available, a reasonably detailed description of such Takeover Proposal), written inquiries or correspondence sent by or provided to the Company (or its Representatives) in connection with any such Takeover Proposal. The Company shall not, and shall cause its Subsidiaries not to, enter into any Contract with any Person subsequent to the date of this Agreement, and neither the Company nor any of its Subsidiaries is party to any Contract, in each case that prohibits the Company from providing such information to Parent.
          (d) Nothing contained in this Section 5.2 or elsewhere in this Agreement shall prohibit the Company from making any disclosure to its stockholders if, in the good faith judgment of the Board of Directors of the Company (after consultation with outside legal counsel), failure so to disclose is reasonably likely to result in a breach of applicable Law; provided, however, that the taking of any such position or making of any such disclosure shall be subject to and only taken in compliance with Section 5.2(b) and, provided further, that any disclosure other than (i) a factually accurate statement by the Company that only describes the Company’s receipt of a Takeover Proposal, the identity of the Person or group making such proposal, and the terms and conditions thereof, and the operation of this Agreement with respect thereto, and contains a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, (ii) an express rejection of any applicable Takeover Proposal or (iii) an express reaffirmation of the Company Recommendation shall be deemed to be an Adverse Recommendation Change (it being understood that any disclosure of the type described in clause (i) above shall be deemed not to be an Adverse Recommendation Change so long as any such disclosure (other than a “stop, look and listen” communication) is accompanied by the disclosure of the types described in clauses (ii) and (iii) above).

ARTICLE VI
ADDITIONAL AGREEMENTS
          Section 6.1 Preparation of the Proxy Statement; Stockholders Meeting.
          (a) If the approval of this Agreement by the Company’s stockholders is required by applicable Law, the Company shall, as promptly as practicable following the Offer Closing, prepare and file with the SEC a preliminary Proxy Statement. The Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after such filing. Each of the Company and Parent shall furnish all information concerning such Person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. Each of the Company and Parent shall use reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) shall include in such document or response all comments reasonably proposed by Parent. If, at any time prior to the Stockholders Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.
          (b) If the approval of this Agreement by the Company’s stockholders is required by applicable Law, the Company shall, as promptly as reasonably practicable following the Offer Closing (or, with respect to calling, giving notice of, convening and holding a meeting of its stockholders, as soon as reasonably practicable following the expiration of the time period contemplated by Rule 14a-6(a) under the Exchange Act or the resolution of any comments from the SEC), establish a record date (which will be as promptly as reasonably practicable following the Offer Closing) for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders Meeting”), for the purpose of obtaining the Stockholder Approval. The notice of such Stockholders Meeting shall state that a resolution to approve this Agreement will be considered at the Stockholders Meeting. The Board of Directors of the Company shall recommend to stockholders of the Company that they approve this Agreement, and shall include such recommendation in the Proxy Statement. Notwithstanding the foregoing, if, following the Offer and any subsequent offering period and the exercise, if any, of the Top-Up Option, Parent and its Subsidiaries shall own at least 90% of the outstanding shares of the Company Common Stock, the parties hereto shall take all necessary and appropriate action, including with respect to the transfer to Merger Sub of any shares of Company Common Stock held by Parent or any Subsidiary of Parent, to cause the Merger to become effective as soon as practicable after the Offer Closing without the Stockholders Meeting in accordance with the DGCL.
          (c) At the Stockholders Meeting, if any, Parent agrees to cause all shares of Company Common Stock acquired pursuant to the Offer and all other shares of Company Common Stock owned by Parent or any Subsidiary of Parent to be voted in favor of the Merger.
          Section 6.2 Access to Information; Confidentiality. The Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to Parent’s Representatives access upon reasonable advance notice and during normal business hours to all their respective properties, assets, books, records,

Contracts, Permits, documents, information, directors, officers and employees, but only to the extent that such access does not unreasonably interfere with the business or operations of the Company and its Subsidiaries, and the Company shall, and shall cause each of its Subsidiaries to, furnish to Parent any information concerning its business as Parent may reasonably request; provided, however, that the Company shall not be required to (or to cause any of its Subsidiaries to) afford such access or furnish such information to the extent that doing so is restricted under applicable Law or otherwise would result in the loss of attorney-client privilege (provided that the Company shall use its reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege). Without limitation to the foregoing, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access to the non-U.S. agents, consultants and representatives engaged by the Company and its Subsidiaries, and the Company shall, upon Parent’s request, facilitate fulfilling requests for information and/or interviews with such non-U.S. agents, consultants or representatives. Following the date of this Agreement and prior to the Effective Time, Parent may (but shall not be required to), following reasonable notice to the Company, contact and interview any Company Personnel and review the personnel records and such other information concerning the Company Personnel as Parent may reasonably request, provided such review is permitted by applicable Law. No investigation by Parent or any of its Representatives and no other receipt of information by Parent or any of its Representatives shall operate as a waiver or otherwise affect any representation or warranty of the Company or any covenant or other provision in this Agreement. Except as required by any applicable Law or Judgment, Parent will hold, and will direct its Representatives to hold, any and all information received from the Company confidential in accordance with the Confidentiality Agreement.
          Section 6.3 Reasonable Best Efforts; Consultation and Notice.
          (a) Each party from whom a filing under the HSR Act would be required in order for the transactions contemplated hereby to be consummated lawfully shall, as promptly as practicable (but in no event later than five Business Days) following the date hereof, file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) all materials initially required to be filed under the HSR Act in connection with this transaction. As promptly as practicable following the date hereof, each party shall make all other filings necessary or appropriate under any applicable foreign Competition Law in connection with the transactions contemplated hereby. To the extent permitted by applicable Law, the parties hereto shall request expedited treatment of any such filings and shall work together and shall furnish to one another such necessary information and reasonable assistance as the other may require in connection with its preparation of any filing or submission under the HSR Act or other Competition Law. To the extent permitted by applicable Law, the parties hereto shall keep one another apprised of the status of, and give each other advance notice of, and a meaningful opportunity to review, all communications with, and all inquiries or requests for additional information from, the FTC, the DOJ or any other applicable Governmental Entity, and shall comply promptly with any such reasonable inquiry or request. To the extent advisable and permitted by the relevant Governmental Entity, the parties hereto shall permit one another to attend all meetings or conferences between one or more of the parties hereto and one or more Governmental Entity under the HSR Act or other Competition Law.
          (b) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective the Offer, the Merger and the other transactions contemplated by this Agreement, including using its reasonable best efforts to accomplish the following: (i) the satisfaction of the conditions precedent set forth in Exhibit A and Article VII, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from, and the giving of any necessary notices to, Governmental Entities and other Persons, (iii) the taking of all reasonable steps to provide any supplemental information requested by a Governmental Entity, including participating in meetings with officials of such entity in the course of its review of this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement, and (iv) the execution and delivery of any additional instruments necessary to consummate and make effective the Offer, the Merger and the other transactions contemplated by this Agreement. In connection with and without limiting the generality of the foregoing, each of the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the Offer, the Merger and the other transactions contemplated by this Agreement, use its reasonable best efforts to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, in the event that any Governmental Entity objects to the Offer, the Merger or any of the other transactions contemplated by this Agreement, each of Parent, Merger Sub and the Company shall cooperate with each other and use its respective reasonable best efforts to resolve such objections.
          (c) (i) In connection with the continuing operation of the business of the Company and its Subsidiaries between the date of this Agreement and the Effective Time, subject to applicable Law, the Company shall consult in good faith on a reasonably regular basis with Parent to report material, individually or in the aggregate, operational developments, the general status of ongoing operations and other matters reasonably requested by Parent pursuant to procedures reasonably requested by Parent; provided, however, that no such consultation shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.
          (ii) Except as prohibited by applicable Law, the Company shall promptly notify Parent of:
               (A) any written notice or other written communication from any Person (other than a Governmental Entity) alleging that the consent of such Person is required in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement;
               (B) its discovery of any fact or circumstance that, or the occurrence or non occurrence of any event the occurrence or non occurrence of which, cause any of the conditions to the Offer set forth in Exhibit A hereto to be in effect at the scheduled Expiration Date;
               (C) any notice or other communication from any Governmental Entity received by the Company in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement, and a copy of any such notice or communication shall be furnished to Parent together with the Company’s notice;
               (D) any filing made by the Company with any Governmental Entity in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement, and a copy of any such filing shall be furnished to Parent together with the Company’s notice; and
               (E) any suits, actions or proceedings commenced or threatened that relate to the consummation of this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement of which the Company has Knowledge; provided, however, that no such notification shall affect the representations, warranties, obligations, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.
          (iii) Parent shall give prompt notice to the Company of (A) any representation or warranty made by Parent or Merger Sub contained in this Agreement becoming untrue or (B) the failure of Parent or Merger Sub to perform any obligation, covenant or agreement to be performed by such party under this Agreement, in each case in any way that would reasonably be expected to prevent, materially impede or materially delay the consummation by Parent of the Offer, the Merger or the other transactions contemplated by this Agreement; provided, however, that no such notification shall affect the representations, warranties, obligations, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.
          (d) Without limiting the generality of the foregoing, the Company shall give Parent the opportunity to participate in the defense of any litigation against the Company and/or its directors relating to the Offer, the Merger or the other transactions contemplated by this Agreement, and will obtain the prior written consent of Parent prior to settling or satisfying any such claim, it being understood and agreed that the Company shall control such defense and that this Section 6.3(c) shall not give Parent the right to direct such defense except to the extent that Parent or Merger Sub is named as a defendant in such litigation and in that case solely as to the defense of Parent and Merger Sub.
          (e) The Company shall use its reasonable best efforts to obtain, as soon as possible after the date hereof, executed retention and non-competition agreements with Parent (the “Retention and Non-Competition Agreements”) from those individuals set forth on Section 6.3(e) of the Company Disclosure Schedule.
          Section 6.4 Equity Awards.
          (a) As soon as practicable following the date of this Agreement, the Company agrees that the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans and the Purchase Plan) shall adopt such resolutions or take such other actions (including obtaining any consents, waivers or amendments, as required by the terms of any Company Stock Option, Company SAR, Company RSU, Company Restricted Share or the Purchase Plan, or as reasonably requested by Parent) as may be required to effect the following:
          (i) at the Offer Closing, each unexercised Company Stock Option and Company SAR, whether vested or unvested, that is outstanding immediately prior to the Offer Closing, shall be canceled, with the holder of such Company Stock Option and Company SAR becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to (A) the excess, if any, of (1) the Offer Price over (2) the exercise price per share of Company Common Stock subject to such Company Stock Option or linked to such Company SAR, multiplied by (B) the number of shares of Company Common Stock subject to such Company Stock Option or linked to such Company SAR immediately prior to the Offer Closing (whether vested or unvested), which amount shall be payable to such holder at or as soon as practicable following the Offer Closing (and in any event within two Business Days);
          (ii) at the Offer Closing, each Company RSU and Company Restricted Share that is outstanding immediately prior to the Offer Closing shall be canceled, with the holder of such Company RSU and Company Restricted Share becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to the Offer Price multiplied by the maximum number of shares of Company Common Stock subject to such Company RSU and Company Restricted Share immediately prior to the Offer Closing, which amount shall be payable to such holder at or as soon as practicable following the Offer Closing (and in any event within two Business Days);
          (iii) with respect to the Purchase Plan, (A) participation shall be limited to those employees who are participants on the date of this Agreement; (B) such participants may not increase the rate of their payroll deductions or purchase elections from those in effect on the date of this Agreement; (C) no Purchase Period (as defined in the Purchase Plan) shall be commenced after the date of this Agreement; (D) if, with respect to a Purchase Period in effect on the date of this Agreement, the Offer Closing Date occurs prior to the Purchase Date (as defined in the Purchase Plan) for such Purchase Period, upon the Offer Closing Date, each purchase right under the Purchase Plan outstanding immediately prior to the Offer Closing Date shall be used to purchase from the Company whole shares of Company Common Stock (subject to the provisions of the Purchase Plan regarding the maximum number and value of shares purchasable per participant) at the applicable price determined under the terms of the Purchase Plan for the then outstanding Purchase Period using such date as the final Purchase Date for such Purchase Period, and any remaining accumulated but unused payroll deductions shall be distributed to the relevant participants without interest as promptly as practicable following the Offer Closing Date; and (E) the Purchase Plan shall terminate, effective upon the earlier of the Purchase Date for the Purchase Period in effect on the date of this Agreement and the Offer Closing Date.
          (b) All amounts payable pursuant to this Section 6.4 shall be paid without interest. Any Person making a payment pursuant to this Section 6.4 shall be entitled to deduct and withhold from that payment such amounts as the payor is required to deduct and withhold with respect to the making of such payment under the Code or any other Law. To the extent that amounts are so withheld and paid over by any Person pursuant to this Section 6.4 to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person entitled to payment under this Section 6.4 in respect of which such deduction and withholding was made by a Person pursuant to this Section 6.4.
          (c) Simultaneous with the Offer Closing, Parent and Merger Sub shall pay the Company an amount in cash equal to the aggregate amount of consideration to be paid to holders of Company Stock Options, Company SARs, Company RSUs and Company Restricted Shares in accordance with the provisions of Section 6.4 and the Company shall cause such consideration to be paid to such holders pursuant to Section 6.4.
          (d) The Company shall take all steps reasonably required to cause the transactions contemplated by this Section 6.4 and any other dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.
          Section 6.5 Indemnification, Exculpation and Insurance.
          (a) Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification or other agreements of the Company (as in effect on the date of this Agreement) shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms. From and after the Effective Time, Parent and the Surviving Corporation shall be jointly and severally liable to pay and perform in a timely manner such indemnification obligations.
          (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, or if Parent dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.5.
          (c) From the Offer Closing through the sixth anniversary of the Effective Time (such period, the “Tail Period”), Parent shall, or shall cause the Surviving Corporation to, maintain in effect the Company’s current directors’ and officers’ liability insurance covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date of this Agreement; provided further that Parent or the Surviving Corporation may (i) substitute therefor policies of any reputable insurance company or (ii) satisfy its obligation under this Section 6.5(c) by causing the Company to obtain, on or prior to the Closing Date, prepaid (or “tail”) directors’ and officers’ liability insurance policy at Parent’s expense, in each case, the material terms of which, including coverage and amount, are no less favorable to such directors and officers than the insurance coverage otherwise required under this Section 6.5(c); provided further that Parent and the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of 300% of the annual premium currently paid by the Company for such insurance; and provided further that if the annual premium of such insurance coverage exceeds such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.
          (d) The provisions of this Section 6.5 are (i) intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.
          Section 6.6 Fees and Expenses.
          (a) Except as expressly set forth in this Section 6.6, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.
          (b) In the event that this Agreement is terminated (i) by Parent pursuant to Section 8.1(c) or (ii) by the Company pursuant to Section 8.1(g), then, in each such case, the Company shall pay Parent a fee equal to $28,000,000 (the “Termination Fee”) by wire transfer of same-day funds to an account designated by Parent (A) in the case of a termination by Parent pursuant to Section 8.1(c), within two Business Days after such termination and (B) in the case of a termination by the Company pursuant to Section 8.1(g), the date of termination of this Agreement.
          (c) In the event that (i) prior to the termination of this Agreement, any Takeover Proposal (for purposes of this Section 6.6(c), substituting 50% for the 15% thresholds set forth in the definition of Takeover Proposal) is publicly proposed or publicly disclosed and not publicly withdrawn and (ii) this Agreement is terminated by Parent pursuant to Section 8.1(d), and (iii) within 12 months after termination of this Agreement, (A) the Company enters into any letter of intent, acquisition agreement or other definitive agreement or Contract providing for any such Takeover Proposal or (B) a transaction in respect of such Takeover Proposal shall have been consummated, then the Company shall pay to Parent the Termination Fee upon the date on which the transaction in respect of such Takeover Proposal is consummated.
          (d) The Company acknowledges that the agreements contained in Sections 6.6(b) and (c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not have entered into this Agreement. Accordingly, if the Company fails promptly to pay the amounts due pursuant to Section 6.6(b) or (c), the Company shall pay to Parent its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with the collection under or the enforcement of Section 6.6(b) or (c), as applicable, together with interest on the amounts set forth in Section 6.6(b) or (c), as applicable, at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.
          Section 6.7 Public Announcements. The parties agree that the initial press release(s) to be issued with respect to the transactions contemplated by this Agreement shall be in the form(s) heretofore agreed to by the parties. Except with respect to any Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent at all reasonably practicable, consult with each other before making, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such reasonably practicable consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

          Section 6.8 Merger Sub and Surviving Corporation Compliance.
          Parent shall cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement and prior to the Offer Closing Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.
          Section 6.9 Directors.
          (a) Effective upon the Offer Closing, and at all times thereafter, Parent shall be entitled to designate, from time to time, such number of members of the Board of Directors of the Company as will give Parent, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, representation equal to at least that number of directors, rounded up to the next whole number, that is the product of (a) the total number of directors (giving effect to the directors elected or appointed pursuant to this sentence) multiplied by (b) the percentage that (i) the number of shares of Company Common Stock beneficially owned by Parent and its Subsidiaries (including shares of Company Common Stock accepted for payment pursuant to the Offer) bears to (ii) the number of shares of the Company Common Stock then outstanding; provided, however, that in the event that Parent’s designees are appointed or elected to the Board of Directors of the Company, until the Effective Time the Board of Directors of the Company shall have at least two Independent Directors. The Company shall promptly take all action requested by Parent necessary or desirable to effect any such election or appointment, including (A) increasing the size of the Board of Directors of the Company (including by amending the Company By-laws if necessary to increase the size of the Board of Directors of the Company), (B) filling vacancies or newly created directorships on the Board of Directors of the Company and (C) obtaining the resignation of such number of its current directors as is, in each case, necessary to enable such designees to be so elected or appointed to the Board of Directors of the Company in compliance with applicable Law (including, to the extent applicable prior to the Effective Time, Rule 10A-3 under the Exchange Act and NASDAQ Rules 4350(c) and 4350(d)(2)). The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 6.9(a), including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, and the Company agrees to make such mailing concurrently with the mailing of the Schedule 14D-9. Parent and Merger Sub shall provide to the Company on a timely basis all information required to be included in the Information Statement with respect to such designees and with respect to Parent’s officers, directors and Affiliates. After the Offer Closing, the Company shall also, upon Parent’s request, cause the directors elected or designated by Parent to the Board of Directors of the Company to serve on and constitute the same percentage (rounded up to the next whole number) as is on the Board of Directors of the Company of (i) each committee of the Board of Directors of the Company, except for any committee established to take action with respect to the subject matter of this Agreement, (ii) the board of directors of each Subsidiary of the Company and (iii) each committee (or similar body) of each such board, in each case to the extent permitted by applicable Law and the NASDAQ Marketplace Rules. The provisions of this Section 6.9(a) are in addition to and shall not limit any rights that Parent, Merger Sub or any of their respective Affiliates may have as a record holder or beneficial owner of shares of Company Common Stock as a matter of applicable Law with respect to the election of directors or otherwise.
          (b) Following the election or appointment of Parent’s designees pursuant to Section 6.9(a) and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors then in office shall be required for the Company to consent (a) to amend or terminate this Agreement, (b) to waive any of the Company’s rights or remedies under this Agreement or (c) to extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub. For purposes of this Agreement, an “Independent Director” shall mean a member of the Company’s Board of Directors who is a member of the Company’s Board of Directors on the date of this Agreement and an “independent director” as defined by Rule 5605(a)(2) of the Nasdaq Marketplace Rules.

          Section 6.10 Rule 14d-10 Matters.
          Notwithstanding anything in this Agreement to the contrary, the Company will not, after the date hereof, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any Company Personnel unless, prior to such entry into, establishment, amendment or modification, the Compensation Committee (each member of which the Board of Directors of the Company determined is an “Independent Director” within the meaning of NASDAQ Rule 4200(a)(15) and shall be an “Independent Director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act at the time of any such action) shall have taken all such steps as may be necessary to (i) approve as an Employment Compensation Arrangement each such plan, program, agreement or arrangement and (ii) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement or arrangement.
          Section 6.11 Company Benefit Plan Matters.
          (a) During the period from the Closing Date until December 31, 2011, Parent shall, or shall cause its Subsidiaries to, provide to Persons who are employed by the Company or any of its Subsidiaries immediately prior to the Effective Time and who remain in the employment of the Company and its Subsidiaries on or after the Effective Time (the “Continuing Employees”) compensation (including base salary and incentive and bonus opportunities, but excluding equity-based compensation) and benefits (including paid time off, 401(k), health and severance) that are materially no less favorable in the aggregate than those provided to the Continuing Employees immediately prior to the Effective Time.
          (b) The service of each Continuing Employee with the Company or any of its Subsidiaries (or any predecessor employer) prior to the Effective Time shall be treated as service with Parent and its Subsidiaries for purposes of each (A) “employee pension benefit plan” (as defined in Section 3(2) of ERISA), excluding any defined benefit pension plan, (B) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), (C) health or medical plan, program, policy or arrangement, excluding any retiree health or medical benefit plan, (D) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (E) severance, change in control, retention or termination plan, program, policy or arrangement or (F) other material compensation or benefit plan, program, policy or arrangement (each, a “Parent Benefit Plan”), including for purposes of eligibility, vesting and benefit levels and accruals (other than defined benefit pension plan accruals), but not in any case where credit would result in duplication of benefits.
          (c) Following the Effective Time, for purposes of each Parent Benefit Plan in which any Continuing Employee or his or her eligible dependents is eligible to participate after the Effective Time, Parent shall, or shall cause its Subsidiaries to, (i) waive any pre-existing condition, exclusion, actively-at-work requirement or waiting period to the extent such condition, exclusion, requirement or waiting period was satisfied or waived under the comparable Company Benefit Plan or Company Benefit Agreement as of the Effective Time (or, if later, any applicable plan transaction date) and (ii) provide full credit for any co-payments, deductibles or similar payments made or incurred prior to the Effective Time for the plan year in which the Effective Time (or such transition date) occurs.
          (d) Except as specifically contemplated by this Agreement or by the Retention and Non-Competition Agreements, Parent shall, and shall cause its Subsidiaries to, honor, in accordance with its terms, each Company Benefit Plan and Company Benefit Agreement and all obligations thereunder, including any rights or benefits arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event), and Parent hereby acknowledges that the consummation of the Offer and the Merger constitutes a change of control or change in control, as the case may be, for all purposes under such Company Benefit Plans and Company Benefit Agreements.
          Nothing in this Agreement shall be construed as requiring Parent or any of its Subsidiaries to employ any Continuing Employee for any length of time following the Closing Date, subject to Parent’s and the Company’s compliance with any applicable severance or change of control arrangements. Nothing in this Agreement, express or implied, shall be construed to prevent Parent or any of its Subsidiaries from (i) terminating, or modifying the terms of employment of, any Continuing Employee following the Closing Date or (ii) terminating or modifying to any extent any Company Benefit Plan, Company Benefit Agreement, Parent Benefit Plan or any other employee benefit plan, program, agreement or arrangement that Parent or any of its Subsidiaries may establish or maintain; provided, however, that to the extent that, and for so long as, a Continuing Employee remains employed by Parent or any of its Subsidiaries through December 31, 2011, the compensation and benefits payable to such employee during such period shall be subject to Section 6.11(a). No covenant or other undertaking in this Agreement shall constitute an amendment to any employee benefit plan, program, policy or arrangement, and any covenant or undertaking that suggests that an employee benefit plan, program, policy or arrangement will be amended shall be effective only upon the adoption of a written amendment in accordance with the amendment procedures of such plan, program, policy or arrangement.
ARTICLE VII
CONDITIONS PRECEDENT
          Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger.
     The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver on or prior to the Closing Date of the following conditions:
     (a) Stockholder Approval. The Stockholder Approval shall have been obtained if required by applicable Law to approve the Merger;
     (b) No Injunctions or Legal Restraints. No temporary restraining order, preliminary or permanent injunction or other Judgment issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, “Legal Restraints”) that has the effect of preventing the consummation of the Merger shall be in effect; and
     (c) Purchase of Company Common Stock in the Offer. Merger Sub shall have previously accepted for payment, or caused to be accepted for payment, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer and Parent and Merger Sub shall have complied with their obligations under Section 6.4(c) of this Agreement.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
          Section 8.1 Termination.
     This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Effective Time, whether before or after the Stockholder Approval has been obtained, upon written notice (other than in the case of Section 8.1(a) below) from the terminating party to the non-terminating party specifying the subsection of this Section 8.1 pursuant to which such termination is effected:
     (a) subject to Section 6.9(b), by mutual written consent of Parent, Merger Sub and the Company;
     (b) by either Parent or the Company, if:
     (i) the Offer Closing shall not have occurred prior to December 31, 2010 (the “Termination Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose action or failure to act has been the principal cause of, or primarily resulted in, the failure of the Offer Closing to occur prior to such date and such action or failure to act was not otherwise expressly permitted under this Agreement;

     (ii) any Legal Restraint that has the effect of preventing the consummation of the Offer or the Merger shall be in effect and shall have become final and nonappealable; or
     (iii) any Legal Restraint that has the effect of delaying the consummation of the Offer beyond the Termination Date shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to any party which is then in breach of Section 6.3 of this Agreement and such breach has been a principal cause of such Legal Restraint being or remaining in effect;
     (c) prior to the Offer Closing, by Parent, in the event an Adverse Recommendation Change has occurred (whether or not in compliance with Section 5.2) or if any party to a Tender Agreement (other than Parent) shall have breached any of its obligations thereunder;
     (d) prior to the Offer Closing, by Parent, if the Company shall have breached any of its representations or warranties or failed to perform any of its obligations, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in paragraph (d) or (e) of clause (iii) of Exhibit A and (ii) is incapable of being cured by the Company by the Termination Date or, if capable of being cured by the Company by the Termination Date, the Company does not commence to cure such breach or failure within ten Business Days after its receipt of written notice thereof from Parent and use its reasonable best efforts to pursue such cure thereafter;
     (e) prior to the Offer Closing, by the Company, if (i) Parent or Merger Sub shall have breached in any material respect any of its representations or warranties contained in this Agreement or (ii) Parent or Merger Sub shall have failed to perform in any material respect all obligations, covenants or agreements required to be performed by them under this Agreement at or prior to the Offer Closing, in each case, which breach or failure to perform (A) is incapable of being cured by Parent or Merger Sub by the Termination Date or, if capable of being cured by Parent by the Termination Date, Parent and Merger Sub do not commence to cure such breach or failure within ten Business Days after their receipt of written notice thereof from the Company and use their reasonable best efforts to pursue such cure thereafter and (B) in any way would reasonably be expected to prevent, materially impede or materially delay the consummation by Parent or Merger Sub of the Offer, the Merger or the other transactions contemplated by this Agreement;
     (f) prior to the Offer Closing, (i) by Parent if, on any then-scheduled Expiration Date for the Offer, Merger Sub is not required (and Parent is not required to cause Merger Sub) to extend the Offer pursuant to the sixth sentence of Section 1.1(a) and any of the Offer Conditions shall not have been satisfied or, to the extent waivable by Parent or Merger Sub, waived on such then-scheduled Expiration Date and (ii) by the Company, if the Offer has expired in accordance with its terms and has not been extended by Merger Sub, and Merger Sub has not accepted for payment within three Business Days following such expiration all shares of Company Common Stock validly tendered and not validly withdrawn; and
     (g) by the Company in accordance with the terms and subject to the conditions of Section 5.2(b).
          Section 8.2 Effect of Termination.
     In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers or directors, except that (a) the last sentence of Section 6.2, Section 6.6, this Section 8.2 and Article IX shall survive such termination and (b) the termination of this Agreement shall not relieve or release any party hereto from any liability arising out of its willful breach of this Agreement or any fraud.

          Section 8.3 Amendment.
     Subject to Section 6.9(b), this Agreement may be amended by the parties hereto at any time, whether before or after the Offer Closing shall have occurred or the Stockholder Approval, if required by applicable Law, has been obtained; provided, however, that (a) after the Offer Closing, there shall be no amendment that decreases the Merger Consideration and (b) after the Stockholder Approval has been obtained, there shall be made no amendment that by Law requires further approval by stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
          Section 8.4 Extension; Waiver.
     At any time prior to the Effective Time, the parties may, subject to Section 6.9(b), (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Stockholder Approval has been obtained, there shall be made no waiver that by Law requires further approval by stockholders of the Company without the further approval of such stockholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party which specifically sets forth the terms of such extension or waiver. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.
ARTICLE IX
GENERAL PROVISIONS
          Section 9.1 Nonsurvival of Representations and Warranties.
     None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
          Section 9.2 Notices.
     All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or sent by facsimile, or if mailed, three days after mailing (one Business Day in the case of express mail or overnight courier service), as follows (or at such other address for a party as shall be specified by notice given in accordance with this Section 9.2):
if to Parent or Merger Sub, to:
The Boeing Company
100 N. Riverside Drive
Chicago, Illinois 60606
Facsimile: (312) 777-2885
Attention: Vice President, Corporate and Strategic Development

The Boeing Company
100 N. Riverside Drive
Chicago, Illinois 60606
Facsimile: (312) 544-2829
Attention: Vice President, Assistant General Counsel
and Corporate Secretary
with a copy to:
Kirkland & Ellis LLP
300 N. LaSalle
Chicago, Illinois 60664
Facsimile: (312) 862-2200
Attention: R. Scott Falk, P.C.
if to the Company, to:
Argon ST, Inc.
12701 Fair Lakes Circle, Suite 800
Fairfax, Virginia 22033
Facsimile: (703) 703-830-8915
Attention: Vice-President and General Counsel
with a copy to:
DLA Piper LLP (US)
6225 Smith Avenue
Baltimore, Maryland 21209
Facsimile: (410) 580-3170
Attention: Jason C. Harmon, Esq.
          Section 9.3 Definitions.
For purposes of this Agreement:
     (a) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person;
     (b) “Beneficial Ownership” has the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder;
     (c) “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by applicable Law to close in New York, New York;
     (d) “Knowledge,” as it relates to the Company, means with respect to any matter in question, the actual knowledge, after reasonable inquiry, of any of those individuals listed on Section 9.3(d) of the Company Disclosure Schedule;
     (e) “Material Adverse Effect” means any state of facts, condition, change, development or event with respect to the Company (each, an “Event”) that, individually or in the aggregate, (i) results in or is reasonably likely to result in a material adverse effect on the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) prevents, materially impedes or materially delays the consummation of the Offer to a date following the Termination Date; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect pursuant to clause (i) above: (A) any Events generally affecting the industry in which the Company primarily operates or the economy, or financial or capital markets, in the United States or elsewhere in the world; (B) any Events arising from or otherwise relating to any act of terrorism, war, national or international calamity or any other similar event; (C) any failure, in and of itself, by the Company to meet any internal or published projections or predictions (whether such projections or predictions were made by the Company or independent third parties) for any period ending on or after the date of this Agreement, provided that the underlying causes of such failure shall not be excluded by this clause (C); (D) any Events resulting from or arising out of any change in GAAP or changes in applicable Law or the interpretation thereof by Governmental Entities, in each case after the date hereof; (E) any Events (including, assuming the Company’s compliance with Section 5.1(a), any loss of employees or any loss of, or any disruption in, supplier, customer, licensor, licensee, partner or similar relationships) directly attributable to the announcement or pendency of the Offer, the Merger or any of the other transactions contemplated by this Agreement and (F) any Events resulting from changes in the market price or trading volume of the Company Common Stock, excluding from this proviso, in the case of clauses (A), (B), (C), and (D), any Event which disproportionately affects, individually or together with other Events, the Company and its Subsidiaries when compared to other Persons operating in the industry in which the Company and its Subsidiaries operate;
     (f) “Person” means any natural person, corporation, limited liability company, partnership, joint venture, trust, business association, Governmental Entity or other entity; and
     (g) a “Subsidiary” of any Person shall mean any other Person (i) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other Person are, now or hereafter, owned or controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other Person is, now or hereafter, owned or controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists.
          Section 9.4 Exhibits, Annexes and Schedules; Interpretation.
     The headings contained in this Agreement or in any Exhibit, Annex or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule, Annex or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to an Article, Section, Subsection, Exhibit or Schedule, such reference shall be to a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. For all purposes hereof, the terms “include”, “includes” and “including” shall be deemed followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a Person are also to its permitted successors and assigns. References to matters disclosed in the Filed Company SEC Documents are made without giving effect to any amendment to any such Filed Company SEC Document filed on or after the date hereof.

          Section 9.5 Counterparts.
     This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.
          Section 9.6 Entire Agreement; No Third Party Beneficiaries.
     This Agreement (a) together with the Exhibits hereto and the Company Disclosure Schedule, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, except for the Confidentiality Agreement, and (b) except for the provisions of Section 6.5, is not intended to confer upon any Person other than the parties hereto (and their respective successors and assigns) any rights (legal, equitable or otherwise) or remedies, whether as third party beneficiaries or otherwise.
          Section 9.7 Governing Law.
     This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof or that would cause the Laws of any jurisdiction other than the State of Delaware to apply.
          Section 9.8 Assignment.
     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.
          Section 9.9 Consent to Jurisdiction; Service of Process; Venue.
     Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated by this Agreement (and agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its Subsidiaries except in such courts). Each of the parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated by this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
          Section 9.10 Waiver of Jury Trial.
     Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no Representative of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 9.10.
          Section 9.11 Enforcement.
     The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement, including, without limitation, Section 5.2, were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including, without limitation, Section 5.2, in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in the Federal court of the United States of America sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at Law or in equity. Each party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the party seeking such injunction, specific performance or other equitable relief has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or equity. In the event that any party seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, such party shall not be required to provide any bond or other security in connection with any such injunction or other Judgment.
          Section 9.12 Consents and Approvals.
     For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing and executed and delivered to the other parties by a Person duly authorized by such party to do so.
          Section 9.13 Severability.
     If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

THE BOEING COMPANY
By:	/s/ Dennis A. Muilenburg
	Name:	Dennis A. Muilenburg
	Title:	Executive Vice President, The Boeing Company President & CEO Boeing Defense, Space & Security

VORTEX MERGER SUB, INC.
By:	/s/ John M. Meersman
	Name:	John M. Meersman
	Title:	President

ARGON ST, INC.
By:	/s/ Terry L. Collins
	Name:	Terry L. Collins
	Title:	Chief Executive Officer

EXHIBIT A
CONDITIONS OF THE OFFER
     Notwithstanding any other provisions of the Offer, Merger Sub (x) shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any tendered shares of Company Common Stock and, (y) subject to the terms of Section 1.2 and Article VIII of the Agreement, may delay the acceptance for payment of or the payment for any shares of Company Common Stock or terminate or amend the Offer, if:
     (i) there shall not be validly tendered and not validly withdrawn prior to the Expiration Date that number of shares of Company Common Stock which, when added to the shares of Company Common Stock already owned by Parent and its Subsidiaries, represents at least a majority of the total number of outstanding shares of Company Common Stock on a “fully diluted basis” (which assumes conversion or exercise of all derivative securities convertible or exercisable into shares of Company Common Stock regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof) on the Expiration Date (the “Minimum Tender Condition”),
     (ii) any waiting period (and any extension thereof) applicable to the Offer or the Merger under any Competition Law shall not have been terminated or shall not have expired,
     (iii) any of the following events shall exist on the Expiration Date or immediately prior to the Offer Closing:
     (a) there shall be any Law or Judgment enacted, enforced, amended, issued, in effect or deemed applicable to the Offer, by any Governmental Entity (other than the application of the waiting period provisions of any Competition Law to the Offer or to the Merger) the effect of which is to directly or indirectly make illegal or otherwise prohibit or materially delay consummation of the Offer or the Merger;
     (b) there shall exist or be instituted or pending any claim, suit, action or proceeding by any Governmental Entity seeking any of the consequences referred to in paragraph (a) above;
     (c) there shall have occurred following the execution of the Agreement any Event which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;
(d) (1) any of the representations and warranties of the Company set forth in the first sentence of Section 4.1(a) or in Section 4.1(c), 4.1(d)(i), the last sentence of 4.1(e)(i), 4.1(r) or 4.1(s) that are qualified as to materiality or Material Adverse Effect shall not be true and correct in all respects, and any such representations or warranties that are not so qualified shall not be true and correct in any material respect, in each case as of the date of the Agreement and as of such time, except to the extent such representations and warranties relate to an earlier time (in which case on and as of such earlier time); or
     (2) any representations and warranties of the Company set forth in the Agreement (other than those listed in the preceding clause (1)) shall not be true and correct as of the date of the Agreement and as of such time, except to the extent such representations and warranties relate to an earlier time (in which case on and as of such earlier time), except in the case of this clause (2) to the extent that the facts or matters as to which such representations and warranties are not so true and correct (without giving effect to any qualifications and limitations as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect;

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     (e) the Company shall have failed to perform in any material respect any obligation, agreement or covenant required to be performed by it under the Agreement and such failure to perform shall not have been cured to the good faith satisfaction of Parent;
     (f) Parent and Merger Sub shall have failed to receive a certificate of the Company, executed by the chief executive officer and the chief financial officer of the Company, dated as of the Offer Closing Date, to the effect that the conditions set forth in paragraphs (d) and (e) above have not occurred; or
     (g) the Board of Directors of the Company shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Merger Sub the Company Recommendation or Parent shall have received an Adverse Recommendation Change Notice,
     (iv) the Company and Parent shall have reached an agreement that the Offer or the Agreement be terminated, or the Agreement shall have been terminated in accordance with its terms.
     The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate and/or modify the Offer pursuant to the terms of the Agreement.
     The foregoing conditions are for the sole benefit of Parent and Merger Sub, may be asserted by Parent or Merger Sub regardless of the circumstances (including any action or inaction by Parent or Merger Sub, provided that nothing herein shall relieve any party hereto from any obligation or liability such party has under the Agreement) giving rise to any such conditions and may be waived by Parent or Merger Sub in whole or in part at any time and from time to time in their sole discretion (except for the Minimum Tender Condition), in each case, subject to the terms of the Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

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